The information in this preliminary prospectus supplement is not complete and may be changed. We may not deliver these securities until a final prospectus supplement is delivered. This preliminary prospectus supplement and the prospectus do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

A filing fee of $87,690, calculated in accordance with

Rule 457(r), has been transmitted to the SEC in connection

with the securities offered from the registration statement

(File No. 333-130534) by means of this prospectus supplement.

Pursuant to Rule 457(p), $72,810 is to be offset against

the total filing fee due under this registration statement.

This is the amount of the filing fee associated with the securities remaining unsold under Teva Pharmaceutical Industries Limited's registration statement on Form F-3, File No. 333-111144, filed on December 12, 2003.

Subject to Completion, Dated January 25, 2006

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 20, 2005)

Teva Pharmaceutical Finance Company, LLC

$[            ] •% Senior Notes due 2016

$[            ] •% Senior Notes due 2036

Payment of principal and interest unconditionally guaranteed by

Teva Pharmaceutical Industries Limited

This is an offering by Teva Pharmaceutical Finance Company, LLC (“Teva Finance”) of $[            ] of its •% Senior Notes due 2016 and $[            ] of its •% Senior Notes due 2036. Teva Finance will pay interest on the notes on [                    ] and [            ] of each year, beginning [            ], 2006 to the holders of record at the close of business on the preceding [            ] and [            ], respectively. Payment of all principal and interest payable on the notes are unconditionally guaranteed by Teva Pharmaceutical Industries Limited (“Teva”).

Teva Finance may redeem, in whole or in part, the notes of each series, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice. The notes will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments discounted on a semi-annual basis, at a rate equal to the sum of the Treasury Rate and [            ] basis points with respect to the •% Senior Notes due 2016 and [            ] basis points with respect to the •% Senior Notes due 2036.

The notes will be unsecured senior obligations of Teva Finance, and the guarantee will be an unsecured senior obligation of Teva. Teva Finance is an indirect subsidiary of Teva. Teva Finance intends to use the proceeds from the offering to refinance short-term bridge financing incurred in order to facilitate the consummation of Teva’s merger with IVAX Corporation (“Ivax”).

Concurrently with this offering we and one of our affiliates will offer, by means of a separate prospectus supplement, •% Convertible Senior Debentures due 2026 in an aggregate principal amount of $500,000,000 and •% Convertible Senior Debentures due 2026 in an aggregate principal amount of $750,000,000. The •% Convertible Senior Debentures due 2026 will be our unsecured and senior obligation and the •% Convertible Senior Debentures due 2026 will be the unsecured and senior obligations of Teva Pharmaceutical Finance Company B.V., another wholly owned indirect subsidiary of Teva, and will be guaranteed as to principal and interest by Teva.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-17 of this prospectus supplement and page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per [ ]% Senior Note due 2016		Total		Per [ ]% Senior Note due 2036		Total
Offering Price	•	%	$	•	•	%	$	•

Underwriting Discount	•%			$•	•%			$•

Proceeds to Teva Finance (before expenses)	•%			$•	•%			$•

Lehman Brothers, on behalf of the underwriters, expects to deliver the notes on or about January     , 2006.

LEHMAN BROTHERS	CREDIT SUISSE	CITIGROUP

January     , 2006

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

This prospectus supplement and accompanying prospectus are only being distributed to and are only directed at (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom they may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus.

To the extent that the offer of the notes is made in any Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”) before the date of publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State that has notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, the offer (including any offer pursuant to this prospectus) is only addressed to qualified investors in that Relevant Member State within the meaning of the Prospectus Directive or has been or will be made in circumstances that do not require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC together with any applicable implementing measures in each Relevant Member State.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by, reference to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all references to the “Company”, “we”, “us”, “our” or “Teva” refer to Teva Pharmaceutical Industries Limited and its subsidiaries. All references to “Teva Finance” refer to Teva Pharmaceutical Finance Company, LLC, an indirect subsidiary of Teva.

The Company

We are a global pharmaceutical company producing drugs in all major treatment categories, including both generic and proprietary pharmaceutical products. We are one of the world’s largest global generic drug companies and have the leading position in the U.S. generic market. We have successfully utilized our production and research capabilities to establish a global pharmaceutical operation focused on supplying the growing demand for generic drugs and on opportunities for proprietary branded products for specific niche categories, with our leading branded drug being Copaxone® for multiple sclerosis. Our active pharmaceutical ingredients (“API”) business provides both significant revenues and profits from sales to third party manufacturers and strategic benefits to our own pharmaceutical production through its timely delivery of significant raw materials.

Our operations are conducted directly and through subsidiaries in North America, Europe, Israel and several other jurisdictions. During the first nine months of 2005, we generated approximately 60% of our sales in North America, 29% in Europe and 11% in the rest of the world, predominantly in Israel.

Generic Pharmaceutical Products.    Teva Pharmaceuticals USA, Inc. (“Teva USA”), our principal subsidiary, is the leading generic drug company in the United States. Teva USA markets approximately 220 generic products representing approximately 600 dosage strengths and packaging sizes, which are distributed and sold in the United States.

We are also participating in the growth and development of the European market for generic products. Through our European subsidiaries, we manufacture approximately 450 generic products representing over 4,000 dosage strengths and packaging sizes, which are sold primarily in The Netherlands, the United Kingdom, Hungary, France and Italy.

The potential for future sales growth of our generic products lies in our pipeline of pending generic product registrations, as well as tentative approvals already granted. As of December 31, 2005, we had:

•	149 product applications, some significant, awaiting approval by the U.S. Food and Drug Administration, which we refer to as the FDA, including 32 applications for which tentative FDA approval has already been granted. Collectively, the products covered by these 149 applications have corresponding annual U.S. branded sales of approximately $87.4 billion. Of these 149 applications, 85 were submitted pursuant to a Paragraph IV procedure. We believe we are first-to-file on 41 of these applications, with annual U.S. branded sales of approximately $27.3 billion; and

•	818 applications pending in Europe for 127 compounds in 264 formulations.

Proprietary Pharmaceutical Products.    In the area of proprietary drugs, we leverage our access to Israeli-based academic research in order to develop innovative compounds for use in selected therapeutic markets. Our proprietary research and development pipeline is currently focused mainly in the areas of neurological disorders and autoimmune diseases, primarily in the development of Copaxone® for the treatment of multiple sclerosis, which has been sold in the United States since 1997, and the development of Agilect®/Azilect® (rasagiline’s brand name in the United States and Europe, respectively) for the treatment of Parkinson’s disease.

Copaxone®, our leading product and our first major innovative drug, is the first non-interferon agent used in the treatment of relapsing-remitting multiple sclerosis. Multiple sclerosis, or MS, is a debilitating autoimmune disease of the central nervous system. We launched Copaxone® in Israel in December 1996 and in the United States in March 1997. According to IMS Health Inc. (“IMS”) data, in the third quarter of 2005, Copaxone® further augmented its position as the U.S. market leader in both new and total prescriptions, reaching a total prescription share of 32.9% in September 2005. The ongoing growth in sales of Copaxone® in the United States has been enhanced by the continued penetration of Copaxone® in most European countries, with the most significant being Germany. Copaxone® has been approved for marketing in 44 countries, including the United States, Mexico, Israel, Canada, twenty-two countries in the European Union, Switzerland, Australia, Russia, Brazil and Argentina.

In September 2003, following the successful completion of two phase III clinical trials, we submitted to the FDA a New Drug Application for Agilect® for the treatment of Parkinson’s disease. Final marketing authorization for Azilect® covering European Union countries was granted by the European Commission in February 2005. Azilect® was launched in the United Kingdom in June 2005, following its introduction into the Israeli market in March 2005, and is on track to be launched progressively in other European countries during 2006. In the United States, on August 5, 2005, we received a letter from the FDA regarding our NDA for Agilect®, reiterating the FDA’s position that the application is approvable, although there remain a number of issues that we believed we had resolved with our submissions, but as to which the FDA continues to have concerns. We have subsequently had a follow-up meeting with the FDA to discuss issues raised in their letter, and we have then made additional submissions of information to the FDA. We intend to continue to work closely with the agency to resolve the open issues.

Pharmaceutical Production.    We operate 20 finished dosage pharmaceutical plants in North America, Europe and Israel, including a new state of the art production facility recently opened in Jerusalem. The plants manufacture solid dosage forms, injectables, liquids and semi-solids. During 2005, our plants produced approximately 22 billion tablets and capsules and over 200 million injectable units.

Active Pharmaceutical Ingredients.    We also possess significant manufacturing operations for the production of active pharmaceutical ingredients, and our active pharmaceutical ingredients division currently offers over 200 products to the market. With a leading global market share in certain major chemicals for generic pharmaceuticals, our active pharmaceutical ingredients business also facilitates our entry into new drug markets and offers a cost effective source of raw materials for our own pharmaceutical production.

We were incorporated in Israel on February 13, 1944 and are the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, telephone number 972-3-926-7267.

Teva Finance

Teva Finance is a Delaware limited liability company that was formed on December 16, 2005 to issue debt securities pursuant to the accompanying prospectus. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Recent Developments

Ivax Acquisition

Pursuant to a merger agreement, entered into among us, two of our subsidiaries and IVAX Corporation (“Ivax”), and on the terms and subject to the conditions stated therein, we agreed to acquire Ivax. On January 23, 2006, we received clearance under the U.S. Hart-Scott-Rodino Antitrust Improvement Act of 1976, and we expect to consummate the acquisition of Ivax on January 26, 2006. The aggregate consideration for the Ivax acquisition is expected to amount to approximately $[            ] billion comprised of approximately $[            ] billion in cash and $[            ] billion in ADRs based on the value of our ADRs at the close of trading on January[    ], 2006.

About Ivax.    Ivax is a multinational company engaged in the research, development, manufacture and marketing of pharmaceutical products. Ivax manufactures and/or markets several brand name pharmaceutical products and a wide variety of brand equivalent and over-the-counter pharmaceutical products, primarily in the United States, Europe and Latin America. Ivax markets a number of proprietary and brand name products treating a variety of conditions. These products are marketed by its direct sales force to physicians, pharmacies, hospitals, managed care organizations, or MCOs, and government agencies.

Ivax has substantial expertise in the development, manufacture and marketing of respiratory drugs, primarily for bronchial asthma, in metered-dose and dry powder inhaler formulations. Its United Kingdom subsidiary is the third largest respiratory company in that market based on IMS sales data for 2004. At the core of Ivax’s respiratory franchise are advanced delivery systems, which include a patented breath-actuated dose inhaler called Easi-Breathe™ and a patented dry-powder inhaler called Airmax™, as well as conventional metered-dose inhalers. Ivax has pioneered the development of aerosol products that do not contain CFCs (chlorofluorocarbons), chemicals that are believed to be harmful to the environment, which are being phased out on a global basis.

Proprietary Pharmaceutical Products.    Ivax has been committed to the cost-effective development of proprietary pharmaceuticals directed primarily towards indications having relatively large patient populations or for which it believes limited or inadequate treatments are available, with an emphasis on the development of products in the neurological, oncology and respiratory fields. As part of this strategy, from time to time, Ivax has entered into licensing and collaborative alliances, which allow it to exploit its drug development capabilities or provide it with valuable intellectual property and technologies.

Generic Pharmaceutical Products.    Ivax also markets a broad line of brand equivalent pharmaceutical products, both prescription and over-the-counter. In the United States, Ivax manufactures and markets approximately 81 brand equivalent prescription drugs in an aggregate of approximately 183 dosage strengths. In the United States, Ivax distributes approximately 190 additional brand equivalent prescription and over-the-counter drugs as well as vitamin supplements. In the United Kingdom, Ivax is a leading provider of brand equivalent pharmaceutical products, marketing approximately 438 brand equivalent drugs, about half of which it manufactures. As of December 31, 2005, Ivax had:

•	61abbreviated new drug applications awaiting approval by the FDA. Ivax believes it is first-to-file on twelve of these applications, with annual U.S. branded sales of approximately $11.6 billion during the twelve months ended September 30, 2005; and

•	over 300 generic applications pending with agencies in 14 countries outside of the United States.

Ivax was incorporated in Florida in 1993, as successor to a Delaware corporation formed in 1985. Its executive offices are located at 4400 Biscayne Boulevard, Miami, FL 33137, telephone number (305) 575-6500.

Strategic Rationale.    We believe that a business combination with Ivax provides a unique opportunity to advance our strategic goal of being a world leader in supplying the growing global demand for generic drugs, while simultaneously pursuing opportunities for proprietary branded products for specific niche categories. The merger will provide us with an ability to respond, on a global scale, to a wider range of requirements of patients, customers and healthcare providers, both therapeutically and economically. Key elements of this unique strategic fit include:

•	Complementary Geographies. The acquisition of Ivax will provide us with both complementary and added geographic coverage in a large variety of markets for generic drugs. The merger will strengthen our leadership in the U.S. generics market—in terms of the breadth of our product offerings, a further deepening of our already rich generic product pipeline and an expansion of the technologies available to us for both current and future products. In European markets for generic drugs, the merger will enhance our current leadership position in the United Kingdom, enable us to obtain a leadership position in France, Russia and the Czech Republic, and provide us with a strong base in Poland. The merger will also allow us to significantly accelerate and expand our presence in Latin America—a region considered to be among the fastest growing pharmaceutical markets in the world—where, in addition to complementing our existing position in Mexico and Argentina, the addition of Ivax operations will extend our reach into new Latin American markets including Venezuela, Chile and Peru. As a result of the merger, we will have a direct presence in more than 50 countries and indirect sales in numerous others, giving us an industry-leading global reach.

•	Global Generic Research and Development. We believe that the merger will enhance our generic research and development capabilities. We believe an increase in the number of filings at the FDA, complementary therapeutic areas and an increased likelihood of first-to-file status, will enhance the value of the combined pipeline of Teva and Ivax. The combined entity will have additional scientific capabilities and technologies across a broad range of markets and geographies, and will thus provide us a greater opportunity to leverage development across markets.

•	Expanded Therapeutic Proprietary Portfolio. The merger will give us a targeted presence in Ivax’s key branded areas, specifically Ivax’s presence in respiratory products, including its unique breath-actuated inhaler technology and its line of environmentally friendly inhalers. Respiratory products are one of the largest product categories that were missing from our otherwise broad line of pharmaceutical products. In addition, we will benefit from Ivax’s extensive proprietary drug research pipeline that includes products in various stages of clinical and pre-clinical development and that, in many respects, complements our existing proprietary drug focus on multiple sclerosis, other central nervous system diseases and oncology.

•	Expanded Opportunities for Vertical Integration. The addition of Ivax operations to the Teva family of companies will provide us with an opportunity to expand the vertical integration between our active pharmaceutical ingredient business and Ivax’s finished dose manufacturing operations in both existing and new geographic markets.

•	Animal Health Business. Through the merger we will acquire Ivax’s animal health business. Ivax is a leading provider of generic drugs for companion and farm animals in the United States. Throughout much of our history, we have also been engaged in the veterinary business, primarily as a developer of products, especially vaccines for the care of livestock, albeit on a scale which is minor relative to the scope of our other operations. We believe that the combination of the two companies may provide potential product and technology synergies, and the potential for geographic expansion in the field of veterinary pharmaceuticals.

•	Complementary Technologies. The merger will increase our current technology coverage, such that the technologies which the combined companies could utilize and deploy will include tablets, capsules, controlled release products, ointments, creams, liquids, suspensions, soft gels, lyophilized products, injectibles, metered dose inhalers, nasal sprays and breath-actuated inhalers.

Financial Benefits.    We anticipate that the merger will become accretive to earnings within the first year after the effective time of the merger, and that substantial opportunities exist for both revenue and cost synergies in the combination of these two businesses. Such synergies could be expected to come from efficiencies in manufacturing and the integration of Ivax’s manufacturing operations into our global supply chain, savings in sales, general and administrative expenditures and research and development expenses due to a consolidation of operations, and opportunities for significant reductions in cost of goods sold due to vertical integration and economies of scale in raw materials sourcing. The expansion of customer bases and geographic markets, complementary systems of distribution and the offering of a broader portfolio of products to existing customers could also be expected to result in enhanced opportunities for revenue growth.

Concurrent Convertible Senior Debentures Offering

Concurrently with this offering, we will offer, by means of separate prospectus supplements, our [        ]% Convertible Senior Debentures due 2026 in an aggregate principal amount of $750 million and our [        ]% Convertible Senior Debentures due 2026 in an aggregate principal amount of $500 million. The [        ]% Convertible Senior Debentures due 2026 will be our unsecured senior obligations and the [        ]% Convertible Senior Debentures due 2026 will be the unsecured senior obligations of Teva Pharmaceutical Finance Company B.V., another wholly-owned indirect subsidiary of Teva, and will be guaranteed as to principal and interest by Teva.

The Offering

Issuer	Teva Pharmaceutical Finance Company, LLC, an indirect, wholly owned subsidiary of Teva Pharmaceutical Industries Limited which has no assets or operations other than in connection with this offering.

Securities Offered	$ million in aggregate principal amount of • % Senior Notes due 2016 and $ million in aggregate principal amount of • % Senior Notes due 2036.

Guarantee

Teva will irrevocably and unconditionally guarantee the punctual payment when due of the principal of and interest and additional tax amounts as described in “Description of the Notes and the Guarantee—Additional Tax Amounts,” if any, on the notes.

Ranking	As indebtedness of Teva, the guarantee will rank:

•	senior to the rights of creditors under debt expressly subordinated to the notes;

•	equally with other unsecured debt of Teva from time to time outstanding other than any that is subordinated to the notes;

•	effectively junior to Teva’s secured indebtedness up to the value of the collateral securing that indebtedness; and

•	effectively junior to the indebtedness of Teva’s subsidiaries.

Maturity	The • % Senior Notes due 2016 will mature on [ ], 2016 and the • % Senior Notes due 2036 will mature on [ ], 2036, unless earlier redeemed.

Interest Payment Dates	[ ] and [ ], beginning [ ], 2006, and at maturity, for both notes.

Interest Rate

• % per year in the case of the • % Senior Notes due 2016 and • % per year in the case of the • % Senior Notes due 2036. See “Description of the Notes and the Guarantee—Payment of Interest and Principal.”

Optional Redemption by Teva Finance

Teva Finance may redeem, in whole or in part, the notes of each series, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice. The notes will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments discounted on a semi-annual basis, at a rate equal to the sum of the Treasury Rate and [        ] basis points with respect to the • % Senior Notes due 2016 and [        ] basis points with respect to the • % Senior Notes due 2036. See “Description of the Notes and the Guarantee—Optional Redemption by Teva Finance.”

Use of Proceeds

Teva Finance intends to, indirectly through affiliates, use these funds to refinance short term bridge financing incurred to pay a portion of the purchase price paid in the Ivax acquisition. More than 10% of the net proceeds of the offering will be paid to affiliates of some of the underwriters to repay the bridge facility used in connection with our acquisition of Ivax. See “Underwriting.”

Form, Denomination and Registration

The notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 principal amount and whole multiples of $1,000 in excess of $2,000. The notes will be evidenced by one or more global notes deposited with the trustee of the notes, as custodian for DTC. Beneficial interests in the global notes will be shown on, and transfers will be effected through, records maintained by DTC and its direct and indirect participants.

Absence of a Public Market for the Notes

The notes are new securities for which no market currently exists. While the underwriters have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue such activities at any time without notice. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that any active or liquid market will develop in the notes.

Summary Selected Historical Financial Data of Teva

The summary selected financial data set forth below for each of the years in the three-year period ended December 31, 2004 and at December 31, 2004 and 2003 are derived from Teva’s audited consolidated financial statements and related notes incorporated by reference into this prospectus supplement, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The selected financial data for each of the years in the two-year period ended December 31, 2001 and at December 31, 2002 are derived from other audited consolidated financial statements of Teva, which have been prepared in accordance with U.S. GAAP.

The summary selected unaudited financial data as of and for each of the nine month periods ended September 30, 2005 and 2004 are derived from unaudited consolidated financial statements incorporated by reference into this prospectus supplement. Such financial statements include, in Teva’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. You should not rely on these interim results as being indicative of results Teva may expect for the full year or any other interim period.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Teva or the combined company, and you should read the summary selected historical financial data together with Teva’s audited consolidated financial statements and related notes and “Operating and Financial Review and Prospects” included in Teva’s Annual Report on Form 20-F and Reports of Foreign Private Issuer on Form 6-K incorporated into this prospectus supplement by reference. See the section entitled “Where You Can Find More Information” for information on where you can obtain copies of these documents.

Operating Data

	For the nine months ended September 30		For the year ended December 31
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	U.S. dollars in millions (except per ADR amounts)
Net sales	3,849.4	3,476.1	4,798.9	3,276.4	2,518.6	2,077.4	1,749.9
Cost of sales	2,045.3	1,852.8	2,559.6	1,757.5	1,423.2	1,230.1	1,058.0

Gross profit	1,804.1	1,623.3	2,239.3	1,518.9	1,095.4	847.3	691.9
Research and development expenses:
Total expenses	281.3	258.4	356.1	243.4	192.6	168.6	132.3
Less participations and grants	10.2	12.7	17.7	29.9	27.6	61.4	27.7

Research and development—net	271.1	245.7	338.4	213.5	165.0	107.2	104.6
Selling, general and administrative expenses	581.3	508.6	696.5	520.6	406.4	358.1	301.0
Acquisition of in-process research and development		596.6	596.6				35.7

Income from GSK litigation settlement				100.0
Impairment of product rights		30.0	30.0
Restructuring expenses				7.4		15.7

Operating income	951.7	242.4	577.8	877.4	524.0	366.3	250.6
Financial income (expenses)—net	5.5	9.3	25.9	(5.0)	(24.6)	(26.0)	(42.2)

Income before income taxes	957.2	251.7	603.7	872.4	499.4	340.3	208.4
Income taxes	188.1	196.7	267.2	181.5	84.8	63.6	59.6

	769.1	55.0	336.5	690.9	414.6	276.7	148.8

	For the nine months ended September 30		For the year ended December 31
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	U.S. dollars in millions (except per ADR amounts)
Share in profits (losses) of associated companies—net	(0.1)	0.4	(1.2)	1.5	(2.7)	0.8	0.4
Minority interests in (profits) losses of subsidiaries—net	(1.6)	(2.4)	(3.5)	(1.4)	(1.6)	0.7	(0.8)

Net income	767.4	53.0	331.8	691.0	410.3	278.2	148.4

Earnings per ADR:(1)(2)
Basic ($)	1.24	0.09	0.54	1.29	0.78	0.53	0.29

Diluted ($)	1.14	0.08	0.50	1.16	0.74	0.51	0.29

Weighted average number of ADRs (in millions):
Basic	617.5	608.1	612.7	536.8	529.0	528.9	515.8

Diluted	679.9	626.1	688.0	608.8	580.9	567.8	527.4

Before one-time items(3)
Operating income	951.7	882.9	1,218.3	784.8	524.0	382.0	286.3
Net income	767.4	685.8	964.6	617.8	410.3	287.9	184.1
Earnings per ADR(1)—Basic ($)	1.24	1.13	1.57	1.15	0.78	0.55	0.36
Earnings per ADR(1)(2)—Diluted ($)	1.14	1.01	1.42	1.04	0.74	0.53	0.36

(1)	Historical figures have been adjusted to reflect the two for one stock splits effected in June 2004, December 2002 and February 2000. Each ADR represents one ordinary share.
(2)	Diluted Earnings per ADR for the years 2003, 2002 and 2001 has been restated to reflect the potential dilution of convertible senior debentures, pursuant to the adoption of EITF No. 04-8, which requires that the shares issuable upon conversion of such debentures be included in the computation of diluted Earnings per ADR, regardless of the contingent features included in the instrument. Diluted Earnings per ADR for the nine months ended September 30, 2004, before one-time items, has also been restated, to reflect the potential dilution of convertible senior debentures due 2024, pursuant to the adoption of EITF No. 04-8. In computing earnings per ADR for the nine months period ended September 30, 2004, no account was taken of potential dilution that could occur upon the conversion of all convertible senior debentures, since such debentures would have had an antidilutive effect on earnings per ADR.
(3)	See the reconciliation set forth below.

Teva believes that excluding the following one-time items, which primarily relate to purchase accounting adjustments in connection with the acquisition of Sicor in January 2004 (mainly in-process R&D) and to certain product rights acquired as part of a litigation settlement, from its results of operations represents a better indicator of the underlying trends in its business. The results, after these exclusions and inclusions, are the primary results used by management and Teva’s board of directors to evaluate Teva’s operational performance, to compare against Teva’s annual work plans and budgets, and ultimately to evaluate the performance of management.

	For the nine months ended September 30		For the year ended December 31
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	U.S. dollars in millions
Total income before taxes as reported*	955.5	249.7	599.0	872.5	495.1	341.8	208.0
Deduct gain:
Income from GSK litigation settlement				100.0
Add back charges:
Sicor purchase accounting adjustments:
In-process R&D		583.6	583.6
Acquired inventory step up		13.9	13.9
Acquisition of in-process R&D		13.0	13.0				35.7
Impairment of product rights		30.0	30.0
Restructuring expenses				7.4		15.7

Total normalized income before taxes	955.5	890.2	1,239.5	779.9	495.1	357.5	243.7
Taxes on normalized income	188.1	204.4	274.9	162.1	84.8	69.6	59.6

Net normalized income	767.4	685.8	964.6	617.8	410.3	287.9	184.1

Net income as reported	767.4	53.0	331.8	691.0	410.3	278.2	148.4

*	Includes share of profits (losses) of associated companies-net and minority interest in losses (profits) of subsidiaries-net.

Balance Sheet Data

	As of September 30		As of December 31
	2005	2004	2004	2003	2002
	(unaudited)
	U.S. dollars in millions
Working capital	2,233.7	2,188.7	1,997.6	2,021.5	1,377.2
Total assets	9,667.1	9,098.9	9,632.0	5,915.9	4,626.8
Short-term credit, including current maturities:
Convertible senior debentures (short-term)	—		—	352.5	562.4
Other	390.0	445.2	560.4	291.7	176.1
Total short-term debt	390.0	445.2	560.4	644.2	738.5

Long-term debt, net of current maturities:
Convertible senior debentures	1,513.3	1,518.5	1,513.4	449.9	810.0
Other	108.1	211.3	215.0	365.5	351.4
Total long-term debt	1,621.4	1,729.8	1,728.4	815.4	1,161.4
Minority interests	11.0	9.4	10.9	6.7	4.9
Shareholders’ equity	5,567.1	5,097.4	5,388.9	3,289.4	1,829.4

Summary Selected Historical Financial Data of Ivax

The summary selected financial data set forth below for each of the years in the three-year period ended December 31, 2004 and at December 31, 2004 and 2003, and are derived from Ivax’s audited consolidated financial statements and related notes incorporated by reference into this prospectus supplement, which have been prepared in accordance with U.S. GAAP. The selected financial data for each of the years in the two-year period ended December 31, 2001 and at December 31, 2002 are derived from other audited consolidated financial statements of Ivax, which have been prepared in accordance with U.S. GAAP.

The summary selected unaudited financial data as of and for each of the nine month periods ended September 30, 2005 and 2004 are derived from unaudited consolidated financial statements incorporated by reference into this prospectus supplement. Such financial statements include, in Ivax’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and operating results for the unaudited periods. You should not rely on these interim results as being indicative of results Ivax may expect for the full year or any other interim period.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Ivax or the combined company, and you should read the summary selected historical financial data together with the audited and unaudited consolidated financial statements and related notes of Ivax included in Teva’s Report of Foreign Private Issuer filed on December 16, 2005 (Form 6-K), incorporated into this prospectus supplement by reference. See the section entitled “Where You Can Find More Information” for information on where you can obtain copies of these documents.

Operating Data

	For the nine months ended September 30		For the year ended December 31
	2005(1)	2004	2004(2)	2003(3)	2002	2001(6)	2000
	(unaudited)
	U.S. dollars in millions (except per share data)
Net revenues	1,686.6	1,328.2	1,837.4	1,420.3	1,197.2	1,215.4	793.4
Cost of sales (excluding amortization, which is presented below)	986.1	713.7	985.1	781.4	663.7	583.6	409.9

Gross profit	700.5	614.5	852.3	638.9	533.5	631.8	383.5
Selling	235.7	194.3	272.6	212.2	169.0	143.6	92.0
General and administrative	134.8	120.5	162.3	122.4	118.4	110.5	84.9
Research and development	104.5	104.7	141.6	108.3	76.0	88.0	65.3
Amortization	22.1	16.4	22.5	19.7	16.2	19.4	9.0
Restructuring costs (reversal of accrual)	4.5	1.1	1.4	3.7	4.2	2.4	(4.5)
Merger expense	10.2	—	—	—	—	—	—

Operating income	188.7	177.5	251.9	172.6	149.7	267.9	136.8
Interest income	10.6	3.9	5.5	3.7	8.1	21.2	14.0
Interest expense	(28.4)	(40.3)	(41.4)	(43.6)	(48.6)	(41.8)	(14.6)
Other income, net	18.1	10.8	5.8	11.7	60.3	49.6	15.2
Income taxes	54.5	17.1	23.8	45.6	51.7	54.0	13.2
Minority interest	—	—	—	0.2	0.8	0.4	(0.6)

Income from continuing operations	134.5	134.8	198.0	99.0	118.6	243.3	137.6
Income from discontinued operations(4)	—	—	—	22.3	—	—	—
Cumulative effect of accounting change(5)	—	—	—	—	4.2	—	(6.6)

Net income	134.5	134.8	198.0	121.3	122.8	243.3	131.0

	For the nine months ended September 30		For the year ended December 31
	2005(1)	2004	2004(2)	2003(3)	2002	2001(6)	2000
	(unaudited)
	U.S. dollars in millions (except per share data)
Basic earnings per common share:
Continuing operations	0.51	0.54	0.79	0.41	0.49	0.98	0.56
Discontinued operations(4)	—	—	—	0.09	—	—	—
Cumulative effect of accounting change(5)	—	—	—	—	0.02	—	(0.03)

Net earnings	0.51	0.54	0.79	0.50	0.51	0.98	0.53

Diluted earnings per common share:
Continuing operations	0.49	0.51	0.75	0.40	0.48	0.95	0.54
Discontinued operations(4)	—	—	—	0.09	—		—
Cumulative effect of accounting change(5)	—	—	—	—	0.02	—	(0.03)

Net earnings	0.49	0.51	0.75	0.49	0.50	0.95	0.51

Weighted average number of common shares outstanding:
Basic	266.1	248.2	249.3	244.5	243.8	248.9	245.3
Diluted	276.2	267.1	268.8	248.6	246.7	255.8	255.1
Cash dividends per common share	—	—	—	—	—	—	—

Balance Sheet Data

	As of September 30		As of December 31
	2005	2004	2004	2003	2002
	(unaudited)
	U.S. dollars in millions
Working capital	610.1	774.0	943.2	509.2	447.2
Total assets	3,837.1	2,788.1	3,212.0	2,372.9	2,047.8
Total long-term debt, net of current portion	772.1	999.2	1,057.8	855.3	872.3
Shareholders’ equity	1,767.1	1,170.9	1,490.3	962.3	684.9

(1)	On May 11, 2005, Ivax acquired PSI Holdings, Inc., the parent company of Phoenix Scientific, Inc. (Phoenix), a generic veterinary pharmaceutical manufacturing company. The operating results of Phoenix are included in the consolidated financial statements subsequent to the May 11, 2005 acquisition date.
(2)	Includes the post-acquisition results of companies acquired, either directly or indirectly, primarily Corporacion Medco S.A.C. and Botica Torres de Limatambo S.A.C. on June 2, 2004 and Kutnowskie Zaklady Farmaceutyczne “POLFA” SA on December 15, 2004. Also includes the effects of positive resolution of previously accrued potential service level claims, which increased net revenues and gross profit by $8.1 million and the tax provision by $3.0 million, and reversal of $8.6 million of tax reserves, relating to prior years’ tax issues at three foreign subsidiaries, that on review were determined to no longer be necessary, partially offset by $2.8 million of additional valuation allowance recorded against a deferred tax asset at another European subsidiary. The total impact of these changes increased net income by $10.9 million, or $0.04 per diluted share.
(3)	Includes the post-acquisition results of companies acquired, primarily API Industries, Inc. on January 24, 2003, and a branded respiratory business in Europe on October 1, 2003. Also includes the effects of improvements in sales return and customer inventory experience, doubtful accounts and analysis of tax reserves that increased net revenues by $13.7 million, reduced cost of sales by $0.8 million, reduced bad debt expense by $3.7 million, reduced the income tax provision by $2.7 million, increased net income by $14.0 million and increased diluted earnings per share by $0.06.

(4)	The discontinued operations in 2003 relates to a number of agreements, for certain patent and product rights and settlement of litigation related to a contingent sale price dispute from our 1997 sale of McGaw, Inc. to B. Braun Melsungen AG.
(5)	The cumulative effect of a change in accounting principle relates to adoption of Statement of Financial Accounting Standards No. 142 in 2002 and Securities and Exchange Commission Staff Accounting Bulletin No. 101 in 2000.
(6)	Includes the post-acquisition results of companies acquired, primarily Laboratorio Chile S.A. on July 5, 2001, Ivax Scandinavia AB on March 13, 2001, and Ivax Pharmaceuticals Mexico, S.A. de C.V. on February 9, 2001, all of which were accounted for under the purchase method of accounting.

Notice regarding Arthur Andersen LLP

Ivax’s consolidated financial statements as of and for each of the years ended December 31, 2001 and 2000, which are incorporated by reference into this prospectus supplement, were audited by Arthur Andersen LLP, which issued a publicly available audit report expressing its unqualified opinion with respect thereto. Ivax dismissed Arthur Andersen LLP in May 2002. Additionally, Ivax has not required its current auditors to re-audit these financial statements. Since Ivax has not obtained the consent of Arthur Andersen LLP, which has ceased operations, you may not be able to recover against Arthur Andersen LLP under United States securities laws for any misstatement of a material fact contained in the financial statements audited by Arthur Andersen LLP, or any omissions to state a material fact required to be stated therein. To the extent that any shareholder could make a successful claim against Arthur Andersen LLP for any matter related to these financial statements, due to Arthur Andersen LLP’s current financial and legal circumstances, the ability of Arthur Andersen LLP to satisfy those claims may be limited as a practical matter.

Summary Selected Unaudited Pro Forma Combined Condensed Financial Data

The following selected unaudited pro forma combined condensed financial data present the effect of the acquisition of Ivax by Teva pursuant to the merger agreement. The following selected unaudited pro forma combined condensed statements of income data is extracted from the historical consolidated statements of income of Teva and Ivax and combines them as if the merger had occurred on January 1, 2004. The following selected unaudited pro forma combined condensed balance sheet data is extracted from the historical consolidated balance sheet of Teva and the historical consolidated balance sheet of Ivax and combines them, giving effect to the merger as if it had occurred on September 30, 2005.

The allocation of the purchase price in the merger as reflected in these unaudited pro forma combined condensed financial data has, with the assistance of independent valuation specialists, been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed as of the date of the merger. This preliminary allocation of the purchase price is based on available public information and is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma combined condensed financial data.

For the reasons mentioned in the prior paragraph, a final determination of the fair values of Ivax’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Ivax that exist as of the date of completion of the merger. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those used in the combined condensed pro forma financial data presented below and could result in a material change in amortization of acquired intangible assets.

The unaudited pro forma combined condensed financial data do not include liabilities resulting from integration planning and adjustments in respect of possible settlements of outstanding litigation, as these are not presently estimable. In addition to the completion of the valuation, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in Ivax’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

The unaudited pro forma combined condensed financial data are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future.

This summary selected unaudited pro forma combined condensed financial data should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements and related notes included in Teva’s Report of Foreign Private Issuer filed on December 16, 2005 (Form 6-K), the historical consolidated financial statements and the related notes of Teva and other financial information pertaining to Teva, including Teva’s “Operating and Financial Review and Prospects” included in Teva’s Annual Report on Form 20-F, and the audited and unaudited consolidated financial statements and related notes of Ivax included in Teva’s Report of Foreign Private Issuer filed on December 16, 2005 (Form 6-K), all of which is incorporated by reference into this prospectus supplement. See the section entitled “Where You Can Find More Information” for more information on where you can obtain copies of these documents.

Unaudited Pro Forma Combined Condensed Statements of Income Data

	For the nine months ended September 30, 2005	For the year ended December 31, 2004
	(unaudited)
	(U.S. dollars in millions, except ADR data)
Net sales	5,505.7	6,585.5
Cost of sales	3,076.1	3,593.9

Gross profit	2,429.6	2,991.6
Research and development expenses, net of participations and grants	375.6	480.0
Selling, general and administrative expenses	951.8	1,131.4
Acquisition of in-process R&D		596.6
Impairment of product rights		30.0
Restructuring expenses	4.5	1.4

Operating income	1,097.7	752.2
Financial expenses—net	(122.7)	(199.2)

Income before income taxes	975.0	553.0
Income taxes	206.2	228.9

	768.8	324.1
Share in losses of associated companies—net	(0.1)	(1.2)
Minority interests in profits of subsidiaries—net	(1.6)	(3.5)

Net income	767.1	319.4

Earnings per ADR:
Basic	1.04	0.44

Diluted	0.96	0.40

Weighted average number of ADRs (in millions):
Basic	739.1	734.2

Diluted	809.2	816.9

Unaudited Pro Forma Combined Condensed Balance Sheet Data

	As of September 30, 2005
	(unaudited)
		(as adjusted)(1)
	(U.S. dollars in millions)
Current assets	4,760.1	4,517.5
Investments and other assets	835.1	627.7
Property, plant and equipment, net	1,944.1	1,944.1
Intangible assets and debt issuance costs, net	2,384.0	2,384.0
Goodwill	7,255.5	7,255.5
Total assets	17,178.8	16,728.8
Current liabilities	6,364.1	3,164.1
Long-term liabilities	2,450.4	5,200.4
Minority interests	23.6	23.6
Shareholders’ equity	8,340.7	8,340.7

(1)	On an as adjusted pro-forma basis to give further effect to the issuance and sale of the notes and the concurrent issuance and sale of our [ ]% Convertible Senior Debentures due 2026 in an aggregate principal amount of $[ ] and our [ ]% Convertible Senior Debentures due 2026 in an aggregate principal amount of $[ ] (assuming no exercise of the underwriters’ over allotment options) and the application of the net proceeds we receive.

RISK FACTORS

Before you invest in the notes, you should carefully consider the risks involved. Accordingly, you should carefully consider the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors listed below and in the accompanying prospectus. See “Forward-Looking Statements.”

There may not be a liquid market for the notes and you may not be able to sell your notes at attractive prices or at all.

The notes are a new issue of securities for which there is currently no trading market. Although one or more of the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. We do not intend to apply for listing of the notes on any exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall, and even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. The trading price of the notes will depend on many factors, including:

•	prevailing interest rates and interest rate volatility;

•	the markets for similar securities;

•	our financial condition, results of operations and prospects;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	changes in our industry and competition; and

•	general market and economic conditions.

As a result, we cannot assure you that you will be able to sell the notes at attractive prices or at all.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market value of the notes to decline significantly.

We cannot assure you what rating, if any, will be assigned to the notes. In addition, we cannot assure you that any rating so assigned will remain for any given period of time or that the rating will not be lowered or withdrawn entirely by the rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant.

Because Teva is a foreign entity, you may have difficulties enforcing your rights under the guarantee.

Teva is an Israeli company. In addition, most of Teva’s officers, directors or persons of equivalent position reside outside of the United States. As a result, service of process on them may be difficult or impossible to effect in the United States. Furthermore, due to the fact that a substantial portion of our assets are located outside of the United States, it may be difficult to enforce judgments obtained against us or any of our directors and officers in a United States Court.

An Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages, enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proved to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment is at conflict with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

The notes will be subordinated to some of our existing and future indebtedness.

Teva will irrevocably and unconditionally guarantee the punctual payment when due of the principal of and interest, if any, on the notes. The guarantee will be Teva’s general, unsecured obligations and will rank equally in right of payment with all of Teva’s existing and future unsubordinated, unsecured indebtedness. The notes will be effectively subordinated to any existing and future secured indebtedness Teva may have up to the value of the collateral securing that indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries with respect to the assets of those subsidiaries. These liabilities may include debt securities, credit facilities, trade payables, guarantees, lease obligations, letter of credit obligations and other indebtedness. See “Description of the Notes and the Guarantee—Description of the Guarantee.” The indenture does not restrict us or our subsidiaries from incurring debt in the future, nor do they limit the amount of indebtedness we can issue that is equal in right of payment.

We will significantly increase our leverage as a result of the sale of the notes and the acquisition of Ivax.

In connection with the sale of the notes and the acquisition of Ivax, we will incur approximately $3,000 million of indebtedness, net of refinancings of indebtedness of Teva. As a result of this indebtedness, our principal and interest payment obligations will increase substantially. The degree to which we will be leveraged could affect our ability to obtain additional financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance and access to financing, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus supplement contain or incorporate by reference some forward-looking statements. Forward-looking statements describe our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	the development of our products;

•	our projected capital expenditures;

•	our liquidity; and

•	the results of our pending acquisition of Ivax.

This prospectus supplement contains or incorporates by reference forward-looking statements which express the beliefs and expectations of management. Such statements are based on management’s current beliefs and expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include our ability to successfully develop and commercialize additional pharmaceutical products, the introduction of competing generic products, the impact of competition from brand-name companies that sell or license their own brand products under generic trade dress and at generic prices (so-called “authorized generics”) or seek to delay the introduction of generic products, regulatory changes that may prevent us from exploiting exclusivity periods, potential liability for sales of generic products prior to a final court decision, including that relating to the generic versions of Allegra®, Neurontin®, Oxycontin® and Zithromax®, the effects of competition on Copaxone® sales, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry, the difficulty of predicting U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMEA”) and other regulatory authority approvals, the regulatory environment and changes in the health policies and structures of various countries, our ability to successfully identify, consummate and integrate acquisitions, including risks related to our pending acquisition of Ivax, our potential exposure to product liability claims, our dependence on patent and other protections for innovative products, the fact that we have significant operations outside the United States that may be adversely affected by terrorism or major hostilities, fluctuations in currency, exchange and interest rates, operating results and other factors that are discussed in this prospectus and in our other filings made with the SEC.

Forward looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our 6-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” above and in the accompanying prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here or in the accompanying prospectus could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with U.S. GAAP for the periods presented are as follows:

	Nine Months Ended September 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
	(Unaudited)
Ratio of earnings to fixed charges	30.20	13.17	18.33	9.43	7.58	4.70

Teva Finance did not have any operations for the relevant periods.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005:

•	On a historical basis;

•	On a pro-forma basis to give effect to the acquisition of Ivax and the related short-term financing; and

•	On an as adjusted pro-forma basis to give further effect to the issuance and sale of the notes and the concurrent issuance and sale of our [ ]% Convertible Senior Debentures due 2026 in the aggregate principal amount of $750 million and our [ ]% Convertible Senior Debentures due 2026 in the aggregate principal amount of $500 million (assuming no exercise of the underwriters’ over-allotment options) and the application of the net proceeds we receive.

You should read this table together with the unaudited consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus supplement.

The number of outstanding ordinary shares includes ordinary shares held by our subsidiaries but excludes:

•	approximately 5.6 million ordinary shares and ordinary “A” shares, which do not confer on their holder voting rights or rights to appoint directors and are not listed for trading;

•	an aggregate of approximately 30.4 million ordinary shares issuable upon exercise of options under our stock option plans; and

•	the shares issued by a Canadian subsidiary that are exchangeable at any time, at the discretion of the holder, into approximately 11.6 million of our ordinary shares.

	September 30, 2005
	Actual	Pro forma	Pro forma as adjusted
	(Unaudited)
	US Dollars in Millions
Short-term debt, including current maturities	390.0	693.3	693.3
Ivax acquisition short-term debt financing		3,200.0
Total short-term debt	390.0	3,893.3	693.3

0.375% Convertible Senior Debentures due 2022(1)(3)	443.8	443.8	443.8
0.50% Series A Convertible Senior Debentures due 2024(1)	450.0	450.0	450.0
0.25% Series B Convertible Senior Debentures due 2024(1)	619.5	619.5	619.5
% Senior Notes due 2016
% Senior Notes due 2036
Total Senior Notes			1,500.0
% Convertible Senior Debentures due 2026			500.0
% Convertible Senior Debentures due 2026			750.0
Other long-term debt, net of current maturities	108.1	148.1	148.1

Total long-term debt(4)	1,621.4	1,661.4	4,411.4

Shareholders’ equity:
Share capital and additional paid-in capital:
ordinary shares of NIS 0.10 par value: authorized—1,500 million shares; issued and outstanding—actual—634.3 million shares; pro forma and pro forma as adjusted—755.8 million(2)	42.3	44.9	44.9
Additional paid-in capital	3,143.1	7,214.1	7,214.1
Deferred compensation	*	*	*
Retained earnings	2,815.5	1,515.5	1,515.5
Accumulated other comprehensive loss	183.3	183.3	183.3
Cost of Teva shares held by subsidiaries	(617.1)	(617.1)	(617.1)

Total shareholders’ equity	5,567.1	8,340.7	8,340.7

Total capitalization	7,578.5	13,895.4	13,445.4

*	Represents an amount less than $0.1 million.
(1)	See Note 7 of the notes to our consolidated financial statements for the year ended December 31, 2004 incorporated by reference in this prospectus supplement for a discussion of these securities.

(2)	See Note 9 of the notes to our consolidated financial statements for the year ended December 31, 2004 incorporated by reference in this prospectus supplement for a discussion of these securities.
(3)	Subsequent to September 30, 2005, a significant portion of the 0.375% Convertible Senior Debentures due 2022 has been converted. As of January 18, 2006, the remaining outstanding principal amount of the 0.375% Convertible Senior Debentures due 2022 was $227.5 million. Shareholders’ equity increased by the corresponding amount between September 30, 2005 and January 18, 2006.
(4)	Excludes $350 million of indebtedness incurred in November 2005 pursuant to a syndicated facility under which several European subsidiaries of Teva are borrowers. The proceeds of this indebtedness were used to refinance an old syndicated facility as well as for additional working capital needs.

USE OF PROCEEDS

Teva Finance estimates that it will receive net proceeds of approximately $•. Teva Finance intends to, indirectly through affiliates, use these funds to refinance short-term bridge financing incurred from LIBOR (one week) plus 0.25% up to LIBOR (one week) plus 0.65% to pay a portion of the purchase price paid in the Ivax acquisition. Because affiliates of some of the underwriters serve as lenders under the bridge facility, more than 10% of the proceeds will be paid to affiliates of the underwriters. See “Underwriting.”

DESCRIPTION OF THE NOTES AND THE GUARANTEE

Teva Finance will issue the notes under an indenture, to be dated as of [•], among Teva Finance, Teva and The Bank of New York, as trustee, as supplemented by a supplemental indenture to be dated as of [•]. The terms of the notes include those provided in the indenture. Teva will irrevocably and unconditionally guarantee the punctual payment by Teva Finance of the principal of and interest, if any, on the notes.

The following description is only a summary of the material provisions of the notes, the indenture and the guarantee. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these notes. You may request copies of these documents at our address set forth under “Prospectus Supplement Summary—The Company.”

When we refer to Teva in this section, we refer only to Teva Pharmaceutical Industries Limited. When we refer to Teva Finance in this section, we refer to Teva Pharmaceutical Finance Company, LLC, an indirect, wholly owned subsidiary of Teva organized under the laws of the State of Delaware.

Brief Description of the Notes

The Notes will be:

•	limited to $[•] million aggregate principal amount with respect to the [ ]% Senior Notes due 2016 and limited to $[•] million aggregate principal amount with respect to the[ ]% Senior Notes due 2036, subject to reopening of either such series at the discretion of Teva Finance;

•	accruing interest at a rate of [•]% on the Senior Notes due 2016 and [•]% on the Senior Notes due 2036, payable semiannually in arrears on [ ] and [ ] of each year, beginning [ ], 2006 to the holders of record at the close of business on the preceding [ ] and [ ], respectively;

•	general unsecured obligations of Teva Finance;

•	redeemable at Teva Finance’s option at any time at the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and [•] basis points with respect to the •% Senior Notes due 2016 and [•] basis points with respect to the •% Senior Notes due 2036.

•	due on [•], 2016 with respect to the [ ]% Senior Notes due 2016 and on [•], 2036 with respect to the [ ]% Senior Notes due 2036, unless earlier redeemed by Teva Finance at its option.

The indenture restricts Teva Finance from paying dividends, repurchasing its or Teva’s securities other than the notes and those certain [•]% Convertible Senior Debentures due 2026, or incurring other indebtedness except with respect to the issuance of additional securities that have the same ranking, interest rate and other terms as the notes or those certain [•]% Convertible Senior Debentures due 2026. The indenture does not, however, contain any financial covenants or restrictions on the amount of additional indebtedness that Teva or any of its other subsidiaries may incur except as described in “—Covenants” below. The indenture does not protect you in the event of a highly leveraged transaction or change of control of Teva or Teva Finance. The notes do not contain any sinking fund provisions.

You may present definitive notes for registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding registration of transfer and exchange of global notes, see “—Form, Denomination and Registration” below.

Description of the Guarantee

Teva will irrevocably and unconditionally guarantee the punctual payment when due, whether at maturity, upon redemption, by acceleration or otherwise, of the principal of and interest (including any additional amounts in respect of taxes as provided herein), if any, on the notes. The guarantee will be enforceable by the trustee, the holders and their successors, transferees and assigns.

The guarantee will be an unsecured senior obligation of Teva. As indebtedness of Teva, after giving effect to the offerings contemplated hereby, the guarantee will rank:

•	senior to the rights of creditors under debt expressly subordinated to the notes. At September 30, 2005, Teva had no subordinated debt outstanding;

•	equally with other unsecured debt of Teva from time to time outstanding other than any that is subordinated to the notes. At September 30, 2005, Teva had $227 million of senior unsecured debt outstanding;

•	effectively junior to Teva’s secured indebtedness up to the value of the collateral securing that indebtedness. At September 30, 2005, Teva had no secured debt outstanding; and

•	effectively junior to the indebtedness of Teva’s subsidiaries, including $750 million of amounts on-loaned to Ivax from proceeds of the offering of convertible senior notes made concurrently with the sale of these notes, together with $250 million of Ivax convertible notes expected to be outstanding after the completion of the merger, but only with respect to the assets of Ivax, and $621 million of loan facility and other indebtedness, but only with respect to the assets of certain of Teva’s subsidiaries outside the United States.

Except as described in “—Certain Covenants” below, the indenture does not contain any financial covenants or restrictions on the amount of additional indebtedness that Teva or any of its subsidiaries (other than Teva Finance) may incur.

Payment of Interest and Principal

The notes will bear interest at the rate of [•]% per year with respect to the [        ]% Senior Notes due 2016 and [•]% per year with respect to the [    ]% Senior Notes due 2036. Teva Finance will pay interest semiannually in arrears on [•] and [•] of each year to the holders of record at the close of business on the preceding [•] and [•], respectively, beginning [•], 2006. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date. Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months, and will accrue from [•], 2006 or from the most recent interest payment date to which interest has been paid. Reference to payments of interest in this section, unless the context otherwise requires, refer to the payment of interest and additional amounts in respect to taxes, if any.

Except as provided below, Teva Finance will pay interest on:

•	the global notes to DTC in immediately available funds;

•	any definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•	any definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

At maturity, Teva Finance will pay interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Teva Finance will pay principal on:

•	the global notes to DTC in immediately available funds; and

•	any definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Optional Redemption by Teva Finance

Teva Finance may redeem, in whole or in part, the notes of each series, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and [•] basis points with respect to the •% Senior Notes due 2016 and [•] basis points with respect to the •% Senior Notes due 2036.

In the case of each of clauses (1) and (2), accrued and unpaid interest on the principal amount of the notes will be payable to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Lehman Brothers Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and their respective successors and three other primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) selected by us. If any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

The terms of the notes do not prevent us from purchasing notes on the open market.

Certain Covenants

Limitations on Secured Debt.    If Teva or any of its subsidiaries creates, incurs, assumes or suffers to exist any lien on any of its property (including a subsidiary’s stock or debt), Teva will secure the notes on the same basis, unless, after giving effect to such lien, the aggregate amount of the secured debt then outstanding (not including debt secured by liens permitted below) plus the value of all sale and leaseback transactions described in paragraph (3) of “—Limitations on Sales and Leasebacks” below would not exceed 10% of Teva’s consolidated net worth. The restrictions do not apply to the following liens:

•	liens existing as of the date when Teva Finance first issued notes pursuant to the indenture;

•	liens on property created prior to, at the time of or within 120 days after the date of acquisition, completion of construction or completion of improvement of such property to secure all or part of the cost of acquiring, constructing or improving all or any part of such property;

•	landlord’s, material men’s, carriers’, workmen’s, repairmen’s or other like liens which are not overdue or which are being contested in good faith in appropriate proceedings;

•	liens existing on any property of a corporation or other entity at the time it became or becomes a subsidiary of Teva (provided that the lien has not been created or assumed in contemplation of that corporation or other entity becoming a subsidiary of Teva);

•	liens securing debt owing by a subsidiary to Teva or to one or more of its subsidiaries;

•	liens in favor of any governmental authority of any jurisdiction securing the obligation of Teva or any of its subsidiaries pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes; and

•	any extension, renewal, substitution or replacement of the foregoing, provided that the principal amount is not increased and that such lien is not extended to other property.

Limitations on Sales and Leasebacks.    Teva will not, and will not permit any subsidiary to, enter into any sale and leaseback transaction covering any property after the date when we first issue notes pursuant to the indenture unless:

1.	the sale and leaseback transaction:

A.	involves a lease for a period, including renewals, of not more than five years;

B.	occurs within 270 days after the date of acquisition, completion of construction or completion of improvement of such property; or

C.	is with Teva or one of its subsidiaries; or

2.	Teva or any subsidiary, within 270 days after the sale and leaseback transaction shall have occurred, applies or causes to be applied an amount equal to the value of the property so sold and leased back at the time of entering into such arrangement to the prepayment, repayment, redemption, reduction or retirement of any indebtedness of Teva or any subsidiary that is not subordinated to the notes and that has a stated maturity of more than twelve months; or

3.	Teva or any subsidiary would be entitled pursuant to the exceptions under “—Limitations on Secured Debt” above to create, incur, issue or assume indebtedness secured by a lien in the property without equally and ratably securing the notes.

Additional Tax Amounts

Neither Teva Finance, as the issuer, nor Teva, as the guarantor, will withhold or deduct from payments made with respect to the notes on account of any present or future taxes, duties, assessments or governmental charges imposed by or on behalf of any United States or Israeli taxing authority unless such withholding or deduction is required by law. In the event that Teva Finance or Teva is required to withhold or deduct on account of any such taxes from any payment made under or with respect to the notes, Teva Finance or Teva, as the case may be, will pay such additional tax amounts so that the net amount received by each holder of notes, including those additional tax amounts, will equal the amount that such holder would have received if such taxes had not been required to be withheld or deducted.

Additional tax amounts will not be payable with respect to a payment made to a holder of notes to the extent:

(1)	the holder is:

•	able to avoid such withholding or deduction by making a declaration of non-residence or other claim for exemption to the tax authority, or

•	liable for such taxes, duties, assessments or governmental charges in respect of the notes by reason of its having some connection with the taxing jurisdiction other than merely by the holding of the notes:

(2)	of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the notes, except as otherwise provided in the indenture; or

(3)	that any such taxes would not have been imposed but for the presentation of such notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the holder would have been entitled to additional tax amounts had the notes been presented for payment on any date during such 30-day period.

Teva Finance as the issuer, and Teva as the guarantor will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery, enforcement or registration of the debentures or any other document or instrument in relation thereto.

Tax Redemption

The notes may be redeemed as a whole but not in part, at the option of Teva Finance at any time prior to maturity, upon the giving of a notice of tax redemption to the holders, if Teva Finance determines that, as a result of:

•	any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the Relevant Jurisdiction or any political subdivision or taxing authority of or in the Relevant Jurisdiction affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issuance of the notes, Teva Finance, Teva or any successor to Teva Finance or Teva, as the case may be, is or will become obligated to pay additional tax amounts with respect to the notes, as described above under “—Payment of Additional Tax Amounts”; provided that Teva Finance (or its successor), in its business judgment, determines that such obligation cannot be avoided by Teva Finance, Teva or any successor, as the case may be, taking reasonable measures available to it.

The redemption price will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the date fixed for redemption. The date and the applicable redemption price will be specified in the notice of tax redemption, which such notice will be given not earlier than 90 days prior to the earliest date on which Teva Finance (or its successor) or, as the case may be, Teva (or its successor) would be obligated to pay such additional tax amounts if a payment in respect of the notes were actually due on such date and, at the time such notification of redemption is given, such obligation to pay such additional tax amounts remains in effect.

Prior to giving the notice of a tax redemption, Teva Finance (or its successor) will deliver to the trustee:

•	a certificate signed by a duly authorized officer stating that Teva Finance is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of Teva Finance to so redeem have occurred; and

•	an opinion of independent legal counsel of recognized standing to that effect based on the statement of facts.

The term “Relevant Jurisdiction” as used herein means the United States, Israel, or any Successor Guarantor Jurisdiction. A Successor Guarantor Jurisdiction is a jurisdiction where a successor to Teva is incorporated or organized or considered to be a resident, if other than Israel.

Certain Other Covenants

The indenture will contain certain other covenants regarding, among other matters, corporate existence and reports to holders of notes.

Events of Default

Each of the following constitutes an event of default under the indenture:

1.	Teva Finance’s failure to pay when due the principal of any of the notes at maturity or upon redemption;

2.	Teva Finance’s failure to pay an installment of interest on any of the notes for 30 days after the date when due;

3.	Teva’s failure to perform its obligations under the guarantee;

4.	Except as permitted by the indenture, the guarantee by Teva shall be held in any final, nonappealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Teva, or any person acting on behalf of the Teva, shall deny or disaffirm its obligations under its guarantee;

5.	Teva’s or Teva Finance’s failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring Teva or Teva Finance, as the case may be, to remedy the same, shall have been given to Teva Finance by the trustee or to Teva Finance and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

6.	Teva’s or Teva Finance’s default under any Indebtedness (as defined below) for money borrowed by it, the aggregate outstanding principal amount of which is in an amount in excess of $25 million, for a period of 30 days after written notice to Teva Finance by the trustee or to Teva Finance and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, which default:

•	is caused by Teva or Teva Finance’s, as the case may be, failure to pay when due principal or interest on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or

•	results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

7.	Teva or Teva Finance’s, bankruptcy, insolvency or reorganization.

The indenture will provide that the trustee shall (other than in the case of (6) above, which shall result in the notes becoming immediately due and payable), within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

If an event of default shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of a series of notes affected then outstanding may declare the principal amount of the notes due and payable together with accrued interest, and then the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes of each series then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes of each series then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

Teva Finance will be required to furnish annually to the trustee a statement as to the fulfillment of its obligations under the indenture.

“Indebtedness” means, with respect to any person:

(1)	any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed such person in the ordinary course of business in connection with the obtaining of materials or services;

(2)	obligations under exchange rate contracts or interest rate protection agreements;

(3)	any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance;

(4)	any liability of another person of the type referred to in clause (1), (2) or (3) which has been assumed or guaranteed by such person; and

(5)	any obligations described in clauses (1) through (3) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person.

Consolidation, Merger or Assumption

Teva Finance may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of its respective assets to any other corporation, limited liability company, partnership or trust organized under the laws of the United States, any state thereof and the District of Columbia, provided that:

•	the successor entity assumes all of the obligations of Teva Finance under the indenture and the notes; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

Teva may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of its respective assets to any other corporation provided that:

•	the successor corporation assumes all of the obligations of Teva under the indenture and the notes; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

The indenture provides that so long as any notes are outstanding, all of Teva Finance’s membership interests will be owned directly or indirectly by Teva or its successor.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

The indenture cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the maturity of the principal of or any installment of interest on that note;

•	reduce the principal amount of or interest on that note;

•	change the currency of payment of that note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to that note;

•	modify Teva Finance’s obligations to maintain an office or agency in New York City;

•	modify Teva’s obligation to own, directly or indirectly, all of Teva Finance’s outstanding membership interests;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

•	modify the guarantee in a manner adverse to the holders of the notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution.

Changes Requiring Majority Approval

Except as described above, the indenture may be modified or amended with the written consent of the holders of at least a majority in aggregate principal amount of each series of notes affected at the time outstanding.

Changes Requiring No Approval

The indenture may be modified or amended by Teva Finance, Teva and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to Teva or Teva Finance’s covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon Teva or Teva Finance;

•	providing for the assumption of Teva or Teva Finance’s obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	curing any ambiguity, supplying any omission or correcting any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of Teva Finance’s board of directors, adversely affect the interests of the holders of notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the notes contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders of the notes; or

•	adding or modifying any other provisions which Teva Finance and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Satisfaction and Discharge

Teva Finance and Teva may satisfy and discharge their obligations under the indenture while notes remain outstanding if:

•	all outstanding notes have become due and payable at their scheduled maturity; or

•	all outstanding notes have been called for redemption,

and, in either case, Teva Finance has deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and Paying Agent

The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the notes. The Bank of New York, 101 Barclay Street, New York, New York, 10286, is the depositary for Teva’s ADRs. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Form, Denomination and Registration

Denomination and Registration.    The notes will be issued in fully registered form, without coupons, in denominations of $2,000 principal amount and whole multiples of $1,000 in excess of $2,000.

Global Notes; Book-Entry Form.    The notes will be represented by permanent global notes in definitive, fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Except as set forth below, the global notes will be transferable, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant whether directly or indirectly.

Upon the issuance of the global notes, DTC credited, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests represented by the global notes to the accounts of participants. The accounts credited were designated by the underwriters of the beneficial interests. Ownership of beneficial interests in the global notes is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global notes other than participants).

So long as DTC or its nominee is the registered holder and owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global notes for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global notes. Teva Finance understands that under existing industry practice, in the event an owner of a beneficial interest in the global notes desires to take any action that DTC, as the holder of the global notes, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global notes will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

Teva Finance will make payments of the principal and interest on the notes represented by the global notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global notes.

Teva Finance expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. Teva Finance also expects that payments by participants and indirect participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and none of Teva Finance, Teva, the trustee or any paying agent will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes;

•	maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and indirect participants and the owners of beneficial interests in the global notes.

Unless and until it is exchanged in whole or in part for definitive notes, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream, as applicable. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions which require physical delivery or to pledge notes, the holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global notes from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and the credit of any transactions interests in the global notes settled during the processing day will be reported to the relevant Euroclear or Clearstream participant on that day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global notes by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Teva Finance expects that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose accounts at DTC interests in the global notes are credited and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given direction. However, if there is an event of default under the notes, DTC will exchange the global notes for definitive notes, which it will distribute to its participants.

Although Teva Finance expects that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of Teva Finance, Teva or the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global notes or ceases to be a clearing agency registered under the Exchange Act and Teva Finance does not appoint a successor depositary within 90 days, Teva Finance will issue definitive notes in exchange for the global notes.

Definitive Notes.    Definitive notes may be issued in exchange for notes represented by the global notes if Teva Finance does not appoint a successor depositary as set forth above under “—Global Notes; Book-Entry Form” or in other circumstances set forth in the indenture.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Willkie Farr & Gallagher LLP, the following are the material U.S. federal tax consequences of ownership and disposition of the notes. This discussion only applies to notes that meet all of the following conditions:

•	they are purchased by those initial holders who purchase notes at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source;

The term U.S. Holder also includes certain former citizens and residents of the United States.

Payments of Interest

It is expected (and this discussion assumes) that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year.

Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or does not otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Subject to the discussion below concerning backup withholding, payments of principal, interest and premium on the notes by Teva Finance or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Teva Finance or Teva USA entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Teva Finance or Teva USA through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below;

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Holder of a trade or business in the United States (and if an income tax treaty applies, to a permanent establishment in the United States).

Certification Requirement

Interest and original issue discount will not be exempt from withholding tax unless the beneficial owner of that note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a U.S. person. If the beneficial owner of a note fails to make this certification, payments of interest on that note will be subject to U.S. federal withholding tax at a rate of 30%.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to any applicable income tax treaty providing otherwise, except that the Holder will be required to provide to Teva Finance a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

Information returns will be filed with the U.S. Internal Revenue Service in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the U.S. Internal Revenue Service in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

ISRAELI TAX ISSUES

The following is a summary of certain material Israeli tax considerations relating to the purchase, ownership and disposition of the notes by persons who are not residents of the State of Israel. It is not, however, a complete analysis of all the potential tax considerations that may be applicable to all potential investors.

The following discussion is for general information only. Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of Israeli income tax laws to their particular situations as well as any tax consequences arising under any non-Israeli taxing jurisdiction or under any applicable tax treaty.

Withholding Taxes on Interest Payable by Teva to Non-Israeli Residents

An Israeli company paying interest on a note denominated in a foreign currency to an individual that is a non-Israeli resident is generally subject to a 20% withholding tax (except for interest paid to holders of 10% or more of the share capital of the company, who are subject to tax according to their marginal tax rate). Taxes to be withheld from non-Israeli residents with respect to interest received from an Israeli company may be reduced under an applicable tax treaty.

An Israeli company paying interest on a similar note to a non-Israeli resident corporate entity will be subject to 25% withholding tax.

The Israeli withholding tax would only apply if Teva as a guarantor pays interest on the notes.

In the event that interest is paid by Teva as guarantor to a United States resident entitled to the reduced tax rate under the U.S.-Israel tax treaty, then the tax rate on such gross interest amounts shall not exceed 17.5%.

Teva and Teva Finance have agreed to pay certain additional amounts in connection with withholding taxes or deductions that may be imposed by Israeli or United States authorities. See “Description of the Notes and the Guarantees—Additional Tax Amounts.”

UNDERWRITING

We have entered into an underwriting agreement with Lehman Brothers Inc., Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. as representatives of the underwriters, pursuant to which, and subject to its terms and conditions, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us the principal amount of notes set forth in the following table.

Underwriters	Principal Amount of [ ]% Senior Notes due 2016			Principal Amount of [ ]% Senior Notes due 2036
Lehman Brothers Inc.	$	[•	]	$	[•	]
Credit Suisse Securities (USA) LLC		[•	]		[•	]
Citigroup Global Markets Inc		[•	]		[•	]
[•]		[•	]		[•	]
[•]		[•	]		[•	]
[•].		[•	]		[•	]

Total	$	[•	]	$	[•	]

The underwriting agreement provides that the underwriters’ obligations to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

The underwriters have advised us that they intend to offer the notes initially at the offering prices shown on the cover page of this prospectus supplement and to certain dealers at the offering prices less a selling concession in each issue not to exceed $[•] per note. After the initial offering of the notes, the underwriters may change the public offering price and the concession to selected dealers.

Commission and Expenses

The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. The underwriting discounts and commissions are equal to [•]% of the public offering price. The underwriters have agreed to pay certain expenses of up to $[            ] in connection with the offering.

	Per Note			Total
[ ]% Senior Notes due 2016	$	[•	]	$	[•	]
[ ]% Senior Notes due 2036		[•	]		[•	]

The expenses of the offering that are payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $[•] million.

Prior to this offering, there has been no public market for the notes. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or adequate trading market for the notes.

Price Stabilization and Short Positions

The underwriters may engage in over-allotment and stabilizing transactions or purchases and passive market making for the purpose of pegging, fixing or maintaining the price of the notes in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Over-allotment involves sales by the underwriters of notes in excess of the number of notes the underwriter is obligated to purchase, which creates a short position. Since the underwriters in this offering do not have an over-allotment option to purchase additional securities, their short position will be a naked short position. A naked short position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise, and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make representations that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distributions

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters or by their affiliates. In these cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by any underwriter is not a part of this prospectus supplement and the attached prospectus, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Certain underwriters will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between such underwriters and their customers and is not a party to any transactions. MarketAxess Corporation will not function as an underwriter or agent of the issuer, nor will MarketAxess Corporation act as a broker for any customer of such underwriters. MarketAxess Corporation, a registered broker-dealer, will receive compensation from such underwriters based on transactions such underwriters conduct through the system.

Lock-up Agreements

Teva Finance and Teva have agreed that, unless we receive the prior written consent of the representatives of this offering, we may not, subject to certain customary exceptions, including borrowings pursuant to existing bank credit lines, during the period ending 90 days after the date of the prospectus supplement, directly or indirectly, offer, sell, or contract to sell, or otherwise dispose of any debt securities issued or guaranteed by Teva Finance or Teva.

Teva Finance and Teva have agreed with the underwriters of our concurrent public offering of our [    ]% Convertible Senior Debentures due 2026 in the aggregate principal amount of $750 million and our [    ]% Convertible Senior Debentures due 2026 in aggregate principal amount of $500 million that, unless we receive the prior written consent of Lehman Brothers Inc., Credit Suisse Securities (USA) LLC and Citigroup Global

Markets Inc., we may not, subject to certain customary exceptions and other than Teva ADRs to be issued in the Ivax acquisition and under Ivax stock option plans, during the period ending 90 days after the date of the prospectus supplements relating to those securities, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to sale of or otherwise transfer or dispose of any Teva ADRs or any security convertible into Teva ADRs or substantially similar securities.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of certain representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stamp Taxes

Purchasers of the notes offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the country of purchase.

Israeli Legal Matters

This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel. Any public offer or sale of notes in Israel may be made only in accordance with the Israeli Securities Act—1968 (which requires, inter alia, the filing of a prospectus in Israel) or under an exemption from the requirements of the Israeli Securities Act—1968 (which has not been provided nor requested).

United Kingdom Legal Matters

Each underwriter has represented and warranted that:

(1)	It has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us or Teva Finance.

(2)	It has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

We have agreed that we will not issue any press or other public announcement referring to the proposed issue of the notes unless the announcement adequately disclosed or will disclose that stabilizing action may take place in relation to the notes and that we have not taken any other action that may result in the loss of the stabilization safe harbor by the representative.

European Economic Area Legal Matters

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that it has not made and will not make an offer of the notes to the public in that Relevant Member State that would require the publication or approval of a prospectus in relation to the notes in that Relevant Member State or, where appropriate, another Relevant Member State; subject to such restriction, it may make an offer of notes to the public in that Relevant Member State at any time:

(1)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2)	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(3)	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Other Legal Matters

Each underwriter has represented and agreed that it will comply with applicable laws and regulations in each jurisdiction (including each jurisdiction in the European Economic Area that has not, as of the date of this prospectus supplement, implemented the Prospectus Directive) in which it acquires, offers, sells or delivers the notes, or has in its possession or distributes any free writing prospectus and any preliminary prospectus or final prospectus relating to the notes.

Other Relationships

From time to time, the underwriters and their respective affiliates have directly and indirectly provided investment and/or commercial banking services to us and Ivax, for which they have received customary compensation and expense reimbursement, including, but not limited to, serving as:

•	Financial advisors to us and Ivax in connection with the merger with Ivax and providing commitments for bridge loan facilities and otherwise assisting in obtaining financing necessary to consummate the proposed merger;

•	Initial purchasers and providing investment banking services for our concurrent public offering of our [•]% Convertible Senior Debentures due 2026 in an aggregate principal amount of $[•] and our [•]% Convertible Senior Debentures due 2026 in an aggregate principal amount of $[•]; and

•	Lenders under our and Ivax’s other credit facilities.

The underwriters and their respective affiliates may directly or indirectly provide investment and/or commercial banking services to us in the future, for which we expect to pay them customary compensation and expense reimbursement.

Affiliates of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC are lenders under that certain Loan Agreement, dated as of January 18, 2006, by and among Teva, Ivory Acquisition Sub, Inc., a wholly owned subsidiary of Teva, the several banks and other financial institutions parties thereto, Lehman Brothers Inc., as sole lead arranger and sole bookrunner, Credit Suisse First Boston LLC, as syndication agent, and Lehman Commercial Paper Inc., as administrative agent. We expect that on January 26, 2006, we will borrow approximately $2 billion from the lenders under this bridge facility to partially finance our pending acquisition of Ivax and the transactions contemplated thereby. Because we intend to use the net proceeds from this offering to repay such indebtedness, affiliates of some of the underwriters will receive more than 10% of the net proceeds from this offering through such repayment. As a result, we are conducting this offering in compliance with Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD. The NASD does not, however, require that we use a qualified independent underwriter for this offering because a bona fide independent market exists for our common stock.

EXPERTS

The consolidated financial statements of Teva as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 incorporated in this prospectus supplement by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2004, have been so incorporated in reliance on the audit report of Kesselman & Kesselman, independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Ivax at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in Teva’s Report of Foreign Private Issuer filed on December 16, 2005 (Form 6-K), which is referred to and incorporated by reference in this prospectus supplement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing therein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of the notes offered by this prospectus supplement will be passed upon for the issuers by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of the notes offered by this prospectus supplement will be passed upon for the issuers by Tulchinsky-Stern & Co., Israel. Certain legal matters relating to this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York and by Meitar Liquornik Geva & Leshem Brandwein, Ramat Gan, Israel.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus supplement. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1 800 SEC 0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system and filed electronically with the SEC. We began filing through the EDGAR system beginning on October 31, 2002.

Our ADSs are quoted on the Nasdaq National Market under the symbol “TEVA.” You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus supplement.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

American Depositary Shares, each representing

one Ordinary Share, Debt Securities,

Purchase Contracts, Units and Warrants

TEVA PHARMACEUTICAL FINANCE COMPANY, LLC

TEVA PHARMACEUTICAL FINANCE III, LLC

TEVA PHARMACEUTICAL FINANCE COMPANY B.V.

Debt Securities, fully and unconditionally guaranteed by

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

We and our finance subsidiaries may offer and sell from time to time:

•	American Depositary Shares, or ADSs, each representing one ordinary share;

•	senior or subordinated debt securities;

•	purchase contracts;

•	units; and

•	warrants.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Our ADSs are quoted on the Nasdaq National Market under the symbol “TEVA.” If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that Teva and the other registrants filed with the SEC utilizing a “shelf” registration process. Under this shelf process, any of the registrants may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities which we may offer and the related guarantees, if any, of those securities. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus and any supplement to this prospectus to “Teva,” “we,” “us” and “our” refer to Teva Pharmaceutical Industries Limited and its subsidiaries, collectively. References to “Teva Finance Company LLC” refer to Teva Pharmaceutical Finance Company, LLC. References to “Teva Finance III LLC” refer to Teva Pharmaceutical Finance III, LLC. References to the “LLCs” refer to Teva Finance Company LLC and Teva Finance III LLC. References to “Teva Finance BV” refer to Teva Pharmaceutical Finance Company B.V. References to the “finance subsidiaries” refer to the LLCs and Teva Finance BV, collectively.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

We are a global pharmaceutical company producing drugs in all major treatment categories, including both generic and proprietary pharmaceutical products. We are one of the world’s largest global generic drug companies and have the leading position in the U.S. generic market. We have successfully utilized our production and research capabilities to establish a global pharmaceutical operation focused on supplying the growing demand for generic drugs and on opportunities for proprietary branded products for specific niche categories, with our leading branded drug being Copaxone® for multiple sclerosis. Our active pharmaceutical ingredients business provides both significant revenues and profits from sales to third party manufacturers and strategic benefits to our own pharmaceutical production through its timely delivery of significant raw materials.

We are a party to a merger agreement entered into among us, IVAX Corporation (“Ivax”) and two newly formed subsidiaries of ours, Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc. Under the merger agreement, and on the terms and subject to the conditions stated therein, Ivory Acquisition Sub, Inc. will merge with and into Ivax, with Ivax surviving the merger. Immediately thereafter, Ivax will merge with and into Ivory Acquisition Sub II, Inc., with Ivory Acquisition Sub II, Inc. continuing as the surviving corporation and as our wholly owned subsidiary. Closing of the merger agreement remains subject to obtaining clearance under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction of the other closing conditions contained in the merger agreement.

We were incorporated in Israel on February 13, 1944 and are the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, telephone number 972-3-926-7267.

FINANCE SUBSIDIARIES

Teva has organized various finance subsidiaries for the purpose of issuing debt securities pursuant to this prospectus. There are no separate financial statements of the finance subsidiaries in this prospectus because these entities are, or will be treated as, subsidiaries of Teva for financial reporting purposes. We do not believe the financial statements would be helpful to the holders of the securities of these entities because:

•	Teva is a reporting company under the Securities Exchange Act of 1934 (referred to in this prospectus as the “Exchange Act”) and owns, directly or indirectly, all of the voting interests of these entities;

•	these entities do not have any independent operation and do not propose to engage in any activities other than issuing securities and investing the proceeds in Teva or its affiliates; and

•	these entities’ obligations under the securities will be fully and unconditionally guaranteed by Teva.

These entities are exempt from the information reporting requirements of the Exchange Act.

Teva Finance Company LLC

Teva Finance Company LLC is a limited liability company that was formed on December 16, 2005 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance III LLC

Teva Finance III LLC is a limited liability company that was formed on December 5, 2003 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance BV

Teva Finance BV is a Netherlands Antilles limited liability company that was formed on November 23, 2005. Its address is Teva Pharmaceutical Finance Company B.V., Schottegatweg Oost 29-D, Curaçao, Netherlands Antilles, telephone number +5999 7366066.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. In addition, we may include additional risk factors in a prospectus supplement to the extent there are additional risks related to the securities offered by that prospectus supplement. Accordingly, you should carefully consider the following factors, other information in this prospectus or in the documents incorporated by reference and any additional risk factors included in the relevant prospectus supplement:

Risks Associated with Teva and the Pharmaceutical Industry

Our success depends on our ability to successfully develop and commercialize additional pharmaceutical products.

Our future results of operations depend, to a significant degree, upon our ability to successfully commercialize additional generic and innovative branded pharmaceutical products. We must develop, test and manufacture generic products as well as prove that our generic products are the bio-equivalent of their branded counterparts. All of our products must meet and continue to comply with regulatory and safety standards and receive regulatory approvals; we may be forced to withdraw a product from the market if health or safety concerns arise with respect to such product. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Our products currently under development, if and when fully developed and tested, may not perform as we expect, necessary regulatory approvals may not be obtained in a timely manner, if at all, and we may not be able to successfully and profitably produce and market such products. Delays in any part of the process or our inability to obtain regulatory approval of our products (including certain products filed by Andrx Corporation, IMPAX Laboratories Inc. and Biovail Corporation, for which we have exclusive marketing rights) could adversely affect our operating results by restricting or delaying our introduction of new products. The continuous introduction of new generic products is critical to our business.

Our revenues and profits from any particular generic pharmaceutical products decline as our competitors introduce their own generic equivalents.

Selling prices of generic drugs typically decline, sometimes dramatically, as additional companies receive approvals for a given product and competition intensifies. To the extent that we succeed in being the first to market a generic version of a significant product, and particularly if we obtain the 180-day period of market exclusivity for the U.S. market provided under the Hatch-Waxman Act, our sales, profit and profitability can be substantially increased in the period following the introduction of such product and prior to a competitor’s introduction of the equivalent product or the launch of an authorized generic. Our ability to sustain our sales and profitability on any product over time is dependent on both the number of new competitors for such product and the timing of their approvals. Our overall profitability depends, among other things, on our ability to continuously and timely introduce new products.

Our generic pharmaceutical products face intense competition from brand-name companies that sell or license their own generic products or seek to delay the introduction of generic products.

Brand-name pharmaceutical companies have taken aggressive steps to thwart competition from generic companies. In particular, brand-name companies continue to sell or license their products directly or through licensing arrangements or strategic alliances with generic pharmaceutical companies (so-called “authorized generics”). No significant regulatory approvals are required for a brand-name company to sell directly or through a third party to the generic market. Brand-name companies do not face any other significant barriers to entry into such market. In addition, such companies continually seek new ways to delay generic introduction and decrease the impact of generic competition, such as

•	filing new patent applications on drugs whose original patent protection is about to expire;

•	filing an increasing number of patent applications that are more complex and costly to challenge;

•	filing suits for patent infringement that automatically delay FDA approval;

•	filing citizens’ petitions with the FDA contesting approval of the generic version of the product due to alleged health and safety issues;

•	developing controlled-release or other “next-generation” products, which often reduces demand for the generic version of the existing product for which we are seeking approval;

•	changing product claims and product labeling; or

•	developing and marketing as over-the-counter products those branded products which are about to face generic competition.

These strategies may increase the costs and risks associated with our efforts to introduce generic products and may delay or prevent such introduction altogether.

Changes in the regulatory environment may prevent us from utilizing the exclusivity periods that are important to the success of our generic products.

The FDA’s policy regarding the award of 180-days market exclusivity to generic manufacturers who challenge patents relating to specific products continues to be the subject of extensive litigation in the United States. The FDA’s current interpretation of the Hatch-Waxman Act is to award 180 days of exclusivity to the first generic manufacturer who files a Paragraph IV certification under the Act challenging the patent of the branded product, regardless of whether the generic manufacturer was sued for patent infringement. Although the FDA’s interpretation may benefit some of the products in our pipeline, it may adversely affect others.

The Medicare Prescription Drug Act provides that the 180-day market exclusivity period provided under the Hatch-Waxman Act is only triggered by the commercial marketing of the product. However, the Medicare Act also contains forfeiture provisions which, if met, will deprive the first Paragraph IV filer of exclusivity. As a result, under certain circumstances, we may not be able to exploit our 180-day exclusivity period since it may be forfeited prior to our being able to market the product.

In addition, legal and administrative battles over triggering dates and shared exclusivities may also prevent us from fully utilizing the exclusivity periods.

If we elect to sell a generic product prior to any court decision or prior to the completion of all appellate level patent litigation, we could be subject to liabilities for damages.

At times we or our partners seek approval to market generic products before the expiration of patents for those products, based upon our belief that such patents are invalid, unenforceable, or would not be infringed by our products. As a result, we are involved in a number of patent litigations the outcome of which could materially adversely affect our business. Based upon a complex analysis of a variety of legal and commercial factors, we may, in certain circumstances, elect to market a generic product even though litigation is still pending. This could be before any court decision is rendered or while an appeal of a lower court decision is pending. To the extent we elect to proceed in this manner, we could face substantial liability for patent infringement if the final court decision is adverse to us and could be required to cease the sale of certain products. For example, we launched, and continue to sell, generic versions of Allegra®, Neurontin®, Oxycontin® and Zithromax® despite the fact that appellate litigation with the branded companies was still pending. Our ability to introduce new products may depend upon our ability to successfully challenge patent rights held by branded companies.

Our sales of Copaxone® could be adversely affected by competition.

Copaxone® is our leading innovative product, from which we derive substantial revenues and profits. To date, we and our marketing partners have been successful in our efforts to establish Copaxone® as a leading therapy for multiple sclerosis and have increased our global market share among the currently available major therapies for multiple sclerosis. However, Copaxone® faces intense competition from existing products, such as

Avonex®, Betaseron® and Rebif®. We may also face competition from additional products in development or a product which may be re-introduced into the market. In addition, the exclusivity protections afforded us in the United States through orphan drug status for Copaxone® expired on December 20, 2003. If our patents on Copaxone® are successfully challenged, we may also face generic competition for this product.

We are subject to government regulation that increases our costs and could prevent us from marketing or selling our products.

We are subject to extensive pharmaceutical industry regulations in the United States, Canada, the European Union, and its member states including England, Hungary, The Netherlands, France and Italy, in Israel and in other jurisdictions. We cannot predict the extent to which we may be affected by legislative and other regulatory developments concerning our products. We are also subject to various environmental laws and regulations in the jurisdictions where we have manufacturing operations.

We are dependent on obtaining timely approvals before marketing most of our products. In the United States, any manufacturer failing to comply with FDA or other applicable regulatory agency requirements may be unable to obtain approvals for the introduction of new products and, even after approval, initial product shipments may be delayed. The FDA also has the authority to revoke drug approvals previously granted and remove from the market previously approved drug products containing ingredients no longer approved by the FDA. Our major facilities, both in the United States and outside the United States, and products are periodically inspected by the FDA, which has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the power to seize, force to recall and prohibit the sale or import of non-complying products, and halt operations of and criminally prosecute non-complying manufacturers.

In Europe and Israel, the manufacture and sale of pharmaceutical products is regulated in a manner substantially similar to that in the United States. Legal requirements generally prohibit the handling, manufacture, marketing and importation of any pharmaceutical product unless it is properly registered in accordance with applicable law. The registration file relating to any particular product must contain medical data related to product efficacy and safety, including results of clinical testing and references to medical publications as well as detailed information regarding production methods and quality control. Health ministries are authorized to cancel the registration of a product if it is found to be harmful or ineffective or manufactured and marketed other than in accordance with registration conditions.

Data exclusivity provisions exist in many countries worldwide, although their application is not uniform. Similar provisions may be adopted or modified by additional countries. Data exclusivity provisions were recently modified in the European Union and adopted in Israel. In general, these exclusivity provisions prevent the approval and/or submission of generic drug applications to the health authorities for a fixed period of time following the first approval of a novel brand name product in that country. As these exclusivity provisions operate independently of patent exclusivity, they may prevent the approval and/or submission of generic drug applications for some products even after the patent protection has expired.

We may not be able to successfully identify, consummate and integrate future acquisitions, including our pending acquisition of Ivax.

In the past, we have grown, in part, through a number of significant acquisitions, including our pending acquisition of Ivax and our recent acquisition of Sicor Inc. We continue to be engaged in various stages of evaluating or pursuing potential acquisitions and may in the future acquire other pharmaceutical and active pharmaceutical ingredients businesses and seek to integrate them into our own operations. In particular, we have recently agreed to acquire Ivax for an aggregate of approximately $7.8 billion in cash and ADSs, based on the value of our ADSs at the time of the agreement. Closing of the acquisition remains subject to various conditions, including clearance under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976. For a more detailed discussion regarding our acquisition of Ivax, read carefully the section below entitled “Risks Associated with our Pending Acquisition of Ivax.”

Future acquisitions involve known and unknown risks that could adversely affect our future revenues and operating results. For example:

•	We compete with others to acquire companies. We believe that this competition has intensified and may result in decreased availability or increased prices for suitable acquisition candidates.

•	We may not be able to obtain the necessary regulatory approvals, including the approval of anti-competition regulatory bodies, in any countries in which we may seek to consummate potential acquisitions.

•	We may ultimately fail to consummate an acquisition even if we announce that we plan to acquire a company.

•	We may fail to successfully integrate our acquisitions in accordance with our business strategy.

•	Potential acquisitions may divert management’s attention away from our primary product offerings, resulting in the loss of key customers and/or personnel and expose us to unanticipated liabilities.

•	We may not be able to retain the skilled employees and experienced management that may be necessary to operate the businesses we may acquire and, if we cannot retain such personnel, we may not be able to locate or hire new skilled employees and experienced management to replace them.

•	We may purchase a company that has contingent liabilities that include, among others, known or unknown patent or product liability claims.

As a pharmaceutical company, we are susceptible to product liability claims that may not be covered by insurance, including potential claims relating to products that we previously sold or currently sell and that are not covered by insurance.

Our business inherently exposes us to claims relating to the use of our products. We sell, and will continue to sell, pharmaceutical products for which product liability insurance coverage is not available, and accordingly, we may be subject to claims that are not covered by insurance as well as claims that exceed our policy limits. Additional products for which we currently have coverage may be excluded in the future. In addition, product liability coverage for pharmaceutical companies is becoming more expensive and increasingly difficult to obtain. As a result, we may not be able to obtain the type and amount of coverage we desire. Because of the nature of these claims, we are generally not permitted under U.S. GAAP to establish reserves in our accounts for such contingencies.

Reforms in the health care industry and the uncertainty associated with pharmaceutical pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our products.

Increasing expenditures for health care have been the subject of considerable public attention in Israel, North America and many European countries. Both private and governmental entities are seeking ways to reduce or contain health care costs. In many countries in which we currently operate, including Israel, pharmaceutical prices are subject to regulation. In the United States, numerous proposals that would effect changes in the United States health care system have been introduced or proposed in Congress and in some state legislatures. Similar activities are taking place throughout Europe. We cannot predict the nature of the measures that may be adopted or their impact on the marketing, pricing and demand for our products.

The success of our innovative products depends on the effectiveness of our patents and confidentiality agreements to defend our intellectual property rights.

Our success with our innovative products depends, in part, on our ability to protect our current and future innovative products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property, competitors may manufacture and market products identical or similar to ours. We have been issued numerous patents covering our innovative products, and have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the

United States. Any existing or future patents issued to or licensed by us may not provide us with any competitive advantages for our products or may even be challenged, invalidated or circumvented by competitors. In addition, such patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products.

We also rely on trade secrets, unpatented proprietary know-how, trademarks, data exclusivity and continuing technological innovation that we seek to protect, in part, by confidentiality agreements with licensees, suppliers, employees and consultants. It is possible that these agreements will be breached and we will not have adequate remedies for any such breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors or, if patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to such products.

We have significant international operations, including in Israel, which may be adversely affected by acts of terrorism, major hostilities or adverse legislation or litigation.

Significant portions of our operations are conducted outside of the United States, and we import a substantial number of products into the United States. We may, therefore, be directly affected and denied access to our customers by a closure of the borders of the United States for any reason or as a result of other economic, political and military conditions in the countries in which our businesses are located. We may also be affected by currency exchange rate fluctuations and the exchange control regulations of such countries or other political crisis or disturbances, which impede access to our suppliers.

Our executive offices and a substantial number of our manufacturing facilities are located in Israel. Our Israeli operations are dependent upon materials imported from outside of Israel. We also export significant amounts of products from Israel. Accordingly, our operations could be materially and adversely affected by acts of terrorism or if major hostilities should occur in the Middle East or trade between Israel and its present trading partners should be curtailed, including as a result of acts of terrorism in the United States. Any such effects may not be covered by insurance.

We may be subject to legislation in Israel, primarily relating to patents and data exclusivity provisions, that would prevent us from exporting Israeli-manufactured products in a timely fashion. Additionally, the existence of third party patents in Israel, with the attendant risk of litigation, may cause us to move production outside of Israel or otherwise adversely affect our ability to export certain products from Israel. Although legislation addressing some of these problems has been proposed, we can not assure you that it will be enacted.

Because we and certain of the finance subsidiaries are foreign entities, you may have difficulties enforcing your rights under the securities offered by this prospectus.

We are an Israeli company and Teva Finance BV is a non-U.S. entity. In addition, most of our officers, directors or persons of equivalent position reside outside the United States. As a result, service of process on them may be difficult or impossible to effect in the United States. Furthermore, due to the fact that a substantial portion of our assets are located outside of the United States, it may difficult to enforce judgments obtained against us or any of our directors and officers in a United States Court. See “Enforcement of Civil Liabilities” below.

Risks Associated with our Pending Acquisition of Ivax

We may experience difficulties in integrating Ivax’s business with our existing businesses.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include:

•	the necessity of coordinating and consolidating geographically separated organizations, systems and facilities; and

•	integrating our management and personnel with that of Ivax, maintaining employee morale and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial conditions or prospects of the combined company after the merger.

Achieving the anticipated benefits of the merger will depend in part upon whether we can integrate their businesses in an efficient and effective manner. We may not accomplish this integration process smoothly or successfully. If management is unable to successfully integrate the operations of the two companies, the anticipated benefits of the merger may not be realized.

We may not achieve the revenue and cost synergies we have anticipated for the combined company.

Our rationale for the merger is, in part, predicated on the projected ability of the combined company to realize certain revenue and cost synergies. Achieving these synergies is dependent upon a number of factors, some of which are beyond our control. These synergies may not be realized in the amount or time frame that we currently anticipate.

Charges to earnings resulting from the merger could have a material adverse impact on the combined company’s results of operations.

In accordance with United States generally accepted accounting principles, the combined company will allocate the total purchase price of the merger to Ivax’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, based on their fair values as of the date of completion of the merger. The combined company will record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The preliminary estimate of the amount to be expensed in the quarter in which the merger is completed related to in-process research and development is $1,300 million. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. Annual amortization of intangible assets of Ivax, currently estimated at $28.4 million for 2006, will result in an estimated increase in amortization expense of $71.6 million on an annual basis. In addition, to the extent the value of goodwill or intangible assets becomes impaired in the future, the combined company may be required to incur material charges relating to the impairment of those assets. These amortization and in-process research and development and potential impairment charges could have a material impact on the combined company’s results of operations.

FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain or incorporate by reference some forward-looking statements. Forward-looking statements describe our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	the development of our products;

•	our projected capital expenditures;

•	our liquidity; and

•	the results of our pending acquisition of Ivax.

This prospectus contains or incorporates forward-looking statements which express the beliefs and expectations of management. Such statements are based on management’s current beliefs and expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include our ability to successfully develop and commercialize additional pharmaceutical products, the introduction of competing generic products, the impact of competition from brand-name companies that sell or license their own brand products under generic trade dress and at generic prices (so-called “authorized generics”) or seek to delay the introduction of generic products, regulatory changes that may prevent us from exploiting exclusivity periods, potential liability for sales of generic products prior to a final court decision, including that relating to the generic versions of Allegra®, Neurontin®, Oxycontin® and Zithromax®, the effects of competition on Copaxone® sales, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry, the difficulty of predicting U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMEA”) and other regulatory authority approvals, the regulatory environment and changes in the health policies and structures of various countries, our ability to successfully identify, consummate and integrate acquisitions, including risks related to our pending acquisition of Ivax, our potential exposure to product liability claims, our dependence on patent and other protections for innovative products, the fact that we have significant operations outside the United States that may be adversely affected by terrorism or major hostilities, fluctuations in currency, exchange and interest rates, operating results and other factors that are discussed in this prospectus and in our other filings made with the SEC.

Forward looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our 6-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” above. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES

Teva’s ratio of earnings to fixed charges in accordance with U.S. GAAP for the periods presented are as follows:

	(Unaudited) Nine Months Ended September 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	30.20	13.17	18.33	9.43	7.58	4.70

The finance subsidiaries did not have any operations for the relevant periods.

PRICE RANGE OF ADRS AND ORDINARY SHARES

Ordinary Shares

Teva’s ordinary shares have been listed on the Tel Aviv Stock Exchange since 1951. The table below sets forth in U.S. dollars the high and low reported sales prices of the ordinary shares on the Tel Aviv Stock Exchange during the periods specified as reported by the exchange. The translation into U.S. dollars is based on the daily representative rate of exchange published by the Bank of Israel then in effect.

In each of February 2000, December 2002 and June 2004, Teva effected a 2 for 1 stock split. Each holder of an ordinary share or ADR, as the case may be, was issued another share. All figures in this prospectus have been adjusted to reflect these stock splits.

ADRs

Teva ADRs have been traded in the United States since early 1982 and were listed and admitted to trading on the NASDAQ in 1987. The ADRs are quoted under the symbol “TEVA.” The Bank of New York serves as depositary for the ADRs. In November 2002, Teva was added to the NASDAQ 100 Index. Each ADR represents one ordinary share. For a more detailed description of the ADSs and ADRs, see below under “Description of American Depositary Shares.”

The American Stock Exchange, the Chicago Options Exchange and the Pacific Stock Exchange quote options on ADRs under the symbol “TEVA.” ADRs are also traded on SEAQ International in London and on exchanges in Frankfurt and Berlin.

The table below sets forth in U.S. dollars the high and low reported sales prices of the ADRs on NASDAQ, during the periods as specified as reported by the market, giving retroactive effect to stock splits and stock dividends:

	Teva Ordinary Shares*		Teva ADRs*
Period	High	Low	High	Low
	(in U.S. dollars)
Last six months:
December 2005 (until December 13)	44.58	40.82	44.74	40.84
November 2005	42.19	37.83	42.50	37.93
October 2005	38.44	33.44	39.30	33.50
September 2005	34.16	32.60	34.26	32.49
August 2005	33.21	30.97	33.66	31.29
July 2005	33.07	29.39	33.19	29.50
June 2005	34.08	30.64	34.05	30.80

	Teva Ordinary Shares*		Teva ADRs*
Period	High	Low	High	Low
	(in U.S. dollars)

Last eight quarters:
Q4 2005 (through December 13)	44.58	33.44	44.74	33.50
Q3 2005	34.16	29.39	34.26	29.50
Q2 2005	34.08	29.90	34.25	30.00
Q1 2005	31.49	26.62	32.17	26.78
Q4 2004	29.85	23.56	30.18	22.82
Q3 2004	34.00	25.65	34.13	23.97
Q2 2004	34.86	30.74	34.66	30.10
Q1 2004	33.88	28.72	33.68	28.50
Q4 2003	30.90	27.59	31.18	26.00

Last five years:
2004	34.86	23.56	34.66	22.82
2003	30.90	17.32	31.17	17.25
2002	19.95	13.09	20.08	12.92
2001	18.27	12.77	18.58	12.12
2000	18.62	8.13	19.68	7.98

*	Adjusted for stock splits.

Dividends

For over 30 years Teva has paid dividends, and since 1987 it has paid dividends on a regular quarterly basis. Future dividend payments will be reviewed by its board of directors upon conditions then existing, including Teva’s earnings, financial condition, capital requirements and other factors. Dividends are declared and paid in NIS. Dividends are converted into dollars and paid by the depositary of the ADRs for the benefit of owners of ADRs.

Dividends paid by an Israeli company to shareholders residing outside Israel are currently subject to withholding of Israeli income tax at a rate of up to 25% (scheduled to be reduced to 20% as of January 1, 2006, except for holders of 10% or more of the share capital of the company). In Teva’s case, this rate could be lower, and the applicable withholding tax rate will depend on the particular Israeli production facilities that have generated the earnings that are the source of the dividend and, accordingly, the applicable rate will change from time to time. The rate of tax withheld on the dividends declared and paid for the first nine months of 2005 was 18%.

The following table sets forth the amounts of the dividends paid in respect of each period indicated prior to deductions for applicable Israeli withholding taxes (in cents per ADR). All figures have been adjusted to reflect the 2:1 stock splits effected by Teva in June 2004, December 2002 and February 2000. Actual dividends paid in U.S. dollars are subject to some deviation reflecting exchange rate fluctuations between the NIS (the currency in which dividends are declared) and the U.S. dollar between the declaration date and the date of actual payment.

	2005	2004	2003	2002	2001	2000
1st interim	7.0	5.0	3.7	2.2	1.7	1.4
2nd interim	7.0	5.0	3.7	2.3	1.6	1.4
3rd interim	6.0	5.0	3.7	2.3	1.6	1.4
4th interim		6.9	5.0	3.5	2.4	1.7

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005. You should read this table together with the unaudited consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus.

The number of outstanding ordinary shares includes ordinary shares held by our subsidiaries but excludes:

•	approximately 5.6 million ordinary shares and ordinary “A” shares, which do not confer on their holder voting rights or rights to appoint directors and are not listed for trading;

•	an aggregate of approximately 30.4 million ordinary shares issuable upon exercise of options under our stock option plans;

•	the shares issued by a Canadian subsidiary that are exchangeable at any time, at the discretion of the holder, into approximately 11.6 million of our ordinary shares; and

•	adjustments that may be required as a result of the pending acquisition of Ivax, which is subject to various conditions, including receipt of regulatory approvals.

September 30, 2005 (Unaudited)
US Dollars in Millions
Short-term debt, including current maturities	390.0
Total short-term debt	390.0

0.50% Series A Convertible Senior Debentures due 2024 (1)	450.0
0.25% Series B Convertible Senior Debentures due 2024 (1)	619.5
0.375% Convertible Senior Debentures due 2022 (1)	443.8
Other long-term debt, net of current maturities	108.1

Total long-term debt	1,621.4

Shareholders’ equity:
Share capital and additional paid-in capital: ordinary shares of NIS 0.10 par value: authorized—1,500 million shares; issued and outstanding—634.3 million shares (2)	42.3
Additional paid-in capital	3,143.1
Deferred compensation	2,815.5
Retained earnings	183.3
Accumulated other comprehensive loss
Cost of Teva shares held by subsidiaries	(617.1)

Total shareholders’ equity	5,567.1

Total capitalization	7,578.5

(1)	See Note 7 of the notes to our consolidated financial statements for the year ended December 31, 2004 incorporated by reference in this prospectus for a discussion of these securities.
(2)	See Note 9 of the notes to our consolidated financial statements for the year ended December 31, 2004 incorporated by reference in this prospectus for a discussion of these securities.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by Teva or the finance subsidiaries will be used to finance our pending acquisition of Ivax (or to refinance indebtedness incurred in connection with the acquisition) and for other general corporate purposes. General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries, the repayment of indebtedness and future acquisitions.

DESCRIPTION OF ORDINARY SHARES

Description of Ordinary Shares

The par value of Teva ordinary shares is NIS 0.10 per share, and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of paid-up ordinary shares are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors.

Teva’s board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year out of profits available for dividends after statutory appropriation to capital reserves. Declaration of a final dividend (not exceeding the amount proposed by the board) requires shareholder approval through the adoption of an ordinary resolution. Dividends are declared in NIS. All ordinary shares represented by the ADRs will be issued in registered form only. Ordinary shares do not entitle their holders to preemptive rights.

Voting is on the basis of one vote per share. An ordinary resolution (for example, resolutions for the approval of final dividends and the appointment of auditors) requires the affirmative vote of a majority of the shares voting in person or by proxy. Certain resolutions (for example, resolutions amending the articles of association and authorizing changes in the rights of shareholders) require the affirmative vote of at least 75% of the shares voting in person or by proxy, and certain amendments of the articles of association require the affirmative vote of at least 85% of the shares voting in person or by proxy, unless a lower percentage shall have been established by the board of directors, approved by three-quarters of those persons voting, at a meeting of the board of directors which shall have taken place prior to that general meeting.

Meetings of Shareholders

Under the Israeli Companies Law, Teva is required to hold an annual meeting every year no later than fifteen months after the previous annual meeting. In addition, Teva is required to hold a special meeting:

•	at the direction of the board of directors;

•	if so requested by two directors or one-fourth of the serving directors; or

•	upon the request of one or more shareholders who have at least 5% of the voting rights.

If the board of directors receives a demand to convene a special meeting, it must publicly announce the scheduling of the meeting within 21 days after the demand was delivered. The meeting must then be held no later than 35 days after the notice was made public.

The agenda at an annual meeting is determined by the board of directors. The agenda must also include proposals for which the convening of a special meeting was demanded, as well as any proposal requested by one or more shareholders who hold no less than 1% of the voting rights, as long as the proposal is one suitable for discussion at an annual meeting.

A notice of an annual meeting must be made public and delivered to every shareholder registered in the shareholders register at least 30 days before the meeting is convened. The shareholders entitled to participate and vote at the meeting are the shareholders as of the record date set in the decision to convene the meeting, provided that the record date is not more than 40 days, and not less than four days, before the date of the meeting, provided that notice of the general meeting was published prior to the record date.

Under the Israeli Companies Law, a shareholder who intends to vote at a meeting must demonstrate that he owns shares in accordance with certain regulations. Under these regulations, a shareholder whose shares are registered with a member of the Tel Aviv Stock Exchange must provide Teva with an authorization from such member regarding his ownership as of the record date.

Right of Non-Israeli Shareholders to Vote

Neither Teva’s memorandum nor its articles of association, nor the laws of the State of Israel restrict in any way the ownership or voting of the ordinary shares by nonresidents or persons who are not citizens of Israel, except with respect to citizens or residents of countries that are in a state of war with Israel.

Change of Control

Under the Israeli Companies Law, a merger generally requires approval by the board of directors and by the shareholders of each of the merging companies. In approving a merger, the board of directors must determine that there is no reasonable expectation that, as a result of the merger, the merged company will not be able to meet its obligations to its creditors. Creditors may also seek a court order to enjoin or delay the merger if there is an expectation that the merged company will not be able to meet its obligations to its creditors. A court may also issue other instructions for the protection of the creditors’ rights in connection with a merger.

Under the Israeli Companies Law, an acquisition of shares in a public company must be made by means of a purchase offer to all shareholders if as a result of the acquisition the purchaser would become a 25% shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Set forth below is a summary of the deposit agreement, as amended, among Teva, The Bank of New York as depositary, which we refer to as the depositary, and the holders from time to time of ADRs. This summary is not complete and is qualified in its entirety by the deposit agreement, a copy of which has been filed as an exhibit to the Registration Statement on Form F-6 filed with the SEC on October 6, 2005. Additional copies of the deposit agreement are available for inspection at the corporate trust office of the depositary, 101 Barclay Street, New York, New York 10286.

American Depositary Receipts

ADRs evidencing a specified number of ADSs are issuable by the depositary pursuant to the deposit agreement. Each ADS represents one ordinary share deposited with the custodian.

Deposit and Withdrawal of Ordinary Shares

The depositary has agreed that, upon deposit with the custodian of ordinary shares accompanied by an appropriate instrument or instruments of transfer or endorsement in form satisfactory to the custodian and any certificates as may be required by the depositary or the custodian, the depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the deposit agreement, to or upon the written order of the person or persons entitled thereto, an ADR registered in the name of such person or persons for the number of ADSs issuable with respect to such deposit.

Every person depositing ordinary shares under the deposit agreement shall be deemed to represent and warrant that such ordinary shares are validly issued, fully paid, non-assessable ordinary shares and that such person is duly authorized to make such deposit, and the deposit of such ordinary shares or sale of ADRs by that person is not restricted under the Securities Act.

Upon surrender of ADRs at the corporate trust office of the depositary, and upon payment of the fees provided in the deposit agreement, ADR holders are entitled to delivery to them or upon their order at the principal office of the custodian or at the corporate trust office of the depositary of certificates representing the ordinary shares and any other securities, property or cash that the surrendered ADRs evidence the right to receive. Delivery to the corporate trust office of the depositary shall be made at the risk and expense of the ADR holder surrendering ADRs.

The depositary may execute and deliver ADRs prior to the receipt of ordinary shares or “pre-release.” The depositary may deliver ordinary shares upon the receipt and cancellation of ADRs that have been pre-released, whether or not such cancellation is prior to the termination of such pre-release or the depositary knows that such ADR has been pre-released. Each pre-release will be:

•	accompanied by a written representation from the person to whom ordinary shares or ADRs are to be delivered that such person, or its customer, owns the ordinary shares or ADRs to be remitted, as the case may be;

•	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

•	terminable by the depositary with no more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

The number of ADRs outstanding at any time as a result of pre-releases will not normally exceed 30% of the receipts outstanding with the depositary; provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

Dividends, Other Distributions and Rights

The depositary shall convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can reasonably do so and transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any fees of the depositary and expenses incurred by the depositary in connection with conversion, to the holders of ADRs. The amount distributed will be reduced by any amounts to be withheld by Teva or the depositary for applicable taxes, net of expenses of conversion into U.S. dollars. If the depositary determines that any foreign currency received by it cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADR holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADRs entitled thereto, the depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADRs and may distribute the balance of the currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of such holders of ADRs.

If any distribution upon any ordinary shares deposited or deemed deposited under the deposit agreement consists of a dividend in, or free distribution of, additional ordinary shares, the depositary shall, only if Teva so requests, distribute to the holders of outstanding ADRs, on a pro rata basis, additional ADRs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the deposit agreement and net of any fees and expenses of the depositary. In lieu of delivering fractional ADRs in the event of any such distribution, the depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADRs. If additional ADRs are not so distributed, each ADR shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADR prior to such distribution.

If Teva offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary, after consultation with Teva, shall have discretion as to the procedure to be followed in making such rights available to holders of ADRs or in disposing of such rights for the benefit of such holders and making the net proceeds available to such holders or, if the depositary may neither make such rights available to such holders nor dispose of such rights and make the net proceeds available to such holders, the depositary shall allow the rights to lapse; provided, however, that the depositary will, if requested by Teva, take action as follows:

•	if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all holders of ADRs or to certain holders of ADRs but not other holders of ADRs, the depositary may distribute to any holder of ADRs to whom it determines the distribution to be lawful and feasible, on a pro rata basis, warrants or other instruments therefor in such form as it deems appropriate; or

•	if the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain holders of ADRs, it may sell the rights, warrants or other instruments in proportion to the number of ADRs held by the holder of ADRs to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary and all taxes and governmental charges) for the account of such holders of ADRs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such holders of ADRs because of exchange restrictions or the date of delivery of any ADR or otherwise.

The depositary shall not be responsible for any failure to determine that it may be lawful and feasible to make such rights available to holders of ADRs in general or any holder in particular.

If a holder of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the depositary will make such rights available to such holder upon written notice from Teva to the depositary that Teva has elected in its sole discretion to permit such rights to be exercised and such holder has executed such documents as Teva has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the depositary from such holder to exercise such rights, upon payment by such holder to the depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and Teva shall cause the ordinary shares so purchased to be delivered to the depositary on behalf of such holder. As agent for such holder, the depositary will cause the ordinary shares so purchased to be deposited under the deposit agreement, and shall issue and deliver to such holder legended ADRs, restricted as to transfer under applicable securities laws.

The depositary will not offer to the holders of ADRs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADRs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the depositary and Teva has been obtained.

If the depositary determines that any distribution of property is subject to any tax or other governmental charge that the depositary is obligated to withhold, the depositary may by public or private sale in Israel dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay any such taxes or charges, and the depositary will distribute the net proceeds of any such sale and after deduction of any taxes or charges to the ADR holders entitled thereto.

Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Teva or to which it is a party, any securities that shall be received by the depositary or the custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the deposit agreement, and ADRs shall thenceforth represent the new ordinary shares so received in respect of ordinary shares, unless additional ADRs are delivered or the depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the depositary causes a change in the number of ordinary shares that are represented by each ADR, or whenever the depositary shall receive notice of any meeting of holders of ordinary shares, the depositary shall fix a record date after consultation with Teva if such record date is different from the record date applicable to the shares, provided that the record date established by Teva or the depositary shall not occur on a day on which the shares or ADRs are not traded in Israel or the United States:

•	for the determination of the holders of ADRs who shall be:

•	entitled to receive such dividend, distribution or rights, or the net proceeds of the sale, or

•	entitled to give instructions for the exercise of voting rights at any such meeting; or

•	on or after which each ADS will represent the changed number of ordinary shares.

Reports and Other Communications

Teva will furnish to the depositary and the custodian all notices of shareholders’ meetings and other reports and communications that are made generally available to the holders of ordinary shares and English translations of the same. The depositary will make such notices, reports and communications available for inspection by ADR holders at its corporate trust office when furnished by Teva pursuant to the deposit agreement and, upon request by Teva, will mail such notices, reports and communications to ADR holders at Teva’s expense.

Voting of the Underlying Ordinary Shares

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, if requested in writing, the depositary shall, as soon as practicable thereafter, mail to the ADR holders a notice containing:

•	such information as is contained in the notice received by the depositary; and

•	a statement that the holders of ADRs as of the close of business on a specified record date will be entitled, subject to applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to instruct the depositary as to the exercise of voting rights, if any, pertaining to the amount of ordinary shares represented by their respective ADSs.

Upon the written request of an ADR holder on such record date, received on of before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as is practicable and permitted under applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to vote or cause to be voted the amount of ordinary shares represented by the ADRs in accordance with the instructions set forth in such request. If no instructions are received by the depositary from a holder of an ADR, the depositary shall give a discretionary proxy for the ordinary shares represented by such holder’s ADR to a person designated by Teva.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and the terms of the deposit agreement may at any time be amended by written agreement between Teva and the depositary. Any amendment that imposes or increases any fees or charges (other than taxes or other governmental charges), or that otherwise prejudices any substantial existing right of holders of ADRs shall, however, not become effective until the expiration of three months after notice of such amendment has been given to the holders of outstanding ADRs. Every holder of an ADR at the time such amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any ADR holder to surrender the ADRs held by such holder and receive therefore the underlying ordinary shares and any other property represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever so directed by Teva, the depositary has agreed to terminate the deposit agreement by mailing notice of such termination to the holders of all ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement if at any time 60 days shall have expired after the depositary shall have delivered to the holders of all ADRs then outstanding and Teva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADRs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders and will not give any further notices or perform any further acts under the deposit agreement, except:

•	the collection of dividends and other distributions;

•	the sale of rights and other property; and

•	the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs, subject to the terms of the deposit agreement.

At any time after the expiration of one year from the date of termination, the depositary may sell the underlying ordinary shares and hold uninvested the net proceeds, together with any cash then held by it under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore surrendered their ADRs and such holders shall become general creditors of the depositary with respect to such net proceeds. After making such sale, the depositary shall be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting fees of the depositary) and except for obligations for indemnification set forth in the deposit agreement. Upon the termination of the deposit agreement, Teva will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

Teva will pay the fees, reasonable expenses and out-of-pocket charges of the depositary and those of any registrar only in accordance with agreements in writing entered into between the depositary and Teva from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Teva or an exchange of stock regarding the ADRs or deposited ordinary shares or a distribution of ADRs pursuant to the terms of the deposit agreement):

•	the fees of the depositary for the execution and delivery, transfer, or surrender of ADRs, or the making of any cash distribution, pursuant to the deposit agreement;

•	any applicable taxes and other governmental charges;

•	any applicable transfer or registration fees;

•	certain cable, telex and facsimile transmission charges as provided in the deposit agreement;

•	any expenses incurred in the conversion of foreign currency;

•	a fee of $5.00 or less per 100 ADRs (or a portion of such amount of ADRs) for the delivery of ADRs in connection with the deposit of ordinary shares or distributions on ordinary shares on the surrender of ADRs; and

•	a fee not in excess of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the deposit agreement.

The depositary may own and deal in any class of securities of Teva and its affiliates and in ADRs.

Liability of Holders for Taxes, Duties or Other Charges

Any tax or other governmental charge with respect to ADRs or any deposited ordinary shares represented by any ADR shall be payable by the holder of such ADR to the depositary. The depositary may refuse to effect transfer of such ADR or any withdrawal of deposited ordinary shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.

Transfer of American Depositary Receipts

The ADRs are transferable on the books of the depositary, except during any period when the transfer books of the depositary are closed, or if any such action is deemed necessary or advisable by the depositary or Teva at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the deposit agreement. The surrender of outstanding ADRs and withdrawal of deposited ordinary shares may not be suspended subject only to:

•	temporary delays caused by closing the transfer books of the depositary or Teva, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; and

•	compliance with the United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited ordinary shares.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of ordinary shares, the depositary, the custodian or the registrar may require payment from the person presenting the ADR or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADRs, may require the production of proof satisfactory to the depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the depositary may establish consistent with the provisions of the deposit agreement. The depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution on, or related to, ordinary shares until it or the custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. Holders of ADRs may inspect the transfer books of the depositary at any reasonable time, provided, that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than Teva’s business or a matter related to the deposit agreement or ADRs.

General

Neither the depositary nor Teva nor any of their directors, officers, employees, agents or affiliates will be liable to the holders of ADRs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of Teva’s memorandum and articles of association, as amended, or any circumstance beyond its control, the depositary or Teva or any of their respective directors, employees, agents or affiliates is prevented or delayed in performing its obligations or exercising its discretion under the deposit agreement or is subject to any civil or criminal penalty on account of performing its obligations. The obligations of Teva and the depositary under the deposit agreement are expressly limited to performing their obligations specifically set forth in the deposit agreement without negligence or bad faith.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We or any of the other finance subsidiaries may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture, between Teva and The Bank of New York, as trustee. Teva’s subordinated debt securities would be issued under a subordinated indenture between Teva and The Bank of New York, as trustee. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The senior debt securities of each finance subsidiary would be issued under a senior indenture among that entity, Teva, as guarantor, and The Bank of New York, as trustee. The subordinated debt securities of each finance subsidiary would be issued under a subordinated indenture among that entity, Teva, as guarantor, and The Bank of New York, as trustee.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” All senior indentures are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” All subordinated indentures are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a “subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indentures.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the senior debt securities will be the issuer’s direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of the issuer’s other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

Payments

The issuer may issue debt securities from time to time in one or more series. The provisions of the indentures allow the issuer to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. The issuer may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•	the terms on which holders of the debt securities may convert or exchange these securities into or for ADRs or other of our securities or of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•	whether and under what circumstances the issuer will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material Israeli, U.S. federal, and if applicable, Netherlands Antilles income tax consequences, including, but not limited to:

•	tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in foreign currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•	any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations relating attributes required for the debt securities to be afforded certain capital treatment for bank regulatory or other purposes.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. The issuer will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

Each indenture provides holders of debt securities with remedies if the issuer and/or guarantor, as the case may be, fails to perform specific obligations, such as making payments on the debt securities, or if the issuer and/or guarantor, as the case may be, becomes bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indentures, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•	the issuer and/or guarantor, as the case may be, fails to perform or observe any of its other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	issuer’s and/or guarantor’s, as the case may be, bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of the issuer and/or guarantor, as the case may be; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

Each indenture provides that, unless otherwise set forth in a supplemental indenture:

•	if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of the issuer and/or guarantor, as the case may be, applicable to that series of debt securities but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the issuer and guarantor, as the case may be, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately;

•	if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of the issuer and/or the guarantor, as the case may be, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•	if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to the issuer and/or guarantor, as the case may be, may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

Each indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action and

•	offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

Each indenture contains a covenant that the issuer and guarantor, if applicable, will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

The issuer has the ability to eliminate most or all of its obligations on any series of debt securities prior to maturity if it complies with the following provisions:

Discharge of Indenture. The issuer may discharge all of its obligations, other than as to transfers and exchanges, under the indenture after it has:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

•	irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. The issuer may also discharge all of its obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. The issuer may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

the issuer irrevocably deposits with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	the issuer delivers to the relevant trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

•	the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•	in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. The issuer and the relevant trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. Each issuer and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, the issuer and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•	alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where the issuer’s obligation runs to the holder of the security named on the face of the security or

•	in bearer form, where the issuer’s obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. The issuer may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the issuer, the guarantor, if applicable, the trustee or any other agent of the issuer, guarantor or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the issuer within 90 days, the issuer will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the issuer may, at any time and in its sole discretion, decide not to have any of the securities represented by one or more registered global securities. If the issuer makes that decision, it will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Guarantees

Teva will fully and unconditionally guarantee payment in full to the holders of the debt securities issued by the finance subsidiaries pursuant to this prospectus. The guarantee is set forth in, and forms part of, the finance subsidiary indenture under which the debt securities will be issued. If, for any reason, the issuer does not make any required payment in respect of its debt securities when due, the guarantor will cause the payment to be made to or to the order of the trustee. The guarantee will be on a senior basis when the guaranteed debt securities are issued under the senior indenture, and on a subordinated basis to the extent the guaranteed debt securities are issued under the subordinated indenture. The extent to which the guarantee is subordinated to other indebtedness of the guarantor will be substantially the same as the extent to which the subordinated debt issued by the issuer is subordinated to the other indebtedness of the issuer as described below under “—Subordination of the Subordinated Debt Securities.” The holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing any other person or entity.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer,

then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities. This payment may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer.

Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debt securities. The Bank of New York, 101 Barclay Street, New York, New York, 10286, is the depositary for the ADRs. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF PURCHASE CONTRACTS

Teva may issue purchase contracts for the purchase or sale of debt or equity securities issued by Teva or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Teva may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require Teva to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. Teva’s obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Teva may issue units consisting of one or more purchase contracts, warrants, debt securities, ordinary shares, ADSs, other equity securities or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, ordinary shares, ADSs, other equity securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF WARRANTS

Teva may issue warrants to purchase its debt or equity securities, debt securities of the finance subsidiaries or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Teva and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli, U.S. federal, and if applicable, Netherlands Antilles income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

TAXATION

The material Israeli, U.S. federal, and if applicable, Netherlands Antilles income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Teva or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Teva or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Teva or any of its subsidiaries to indemnification by Teva or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Teva or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements of Teva as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, incorporated in this prospectus by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2004, have been so incorporated in reliance on the audit report of Kesselman & Kesselman, independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of IVAX Corporation at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in Teva Pharmaceutical Industries Limited’s Report of Foreign Private Issuer filed on December 16, 2005 (Form 6-K), which is referred to and incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing therein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Tulchinsky-Stern & Co., Israel. Certain legal matters with respect to Netherlands Antilles law will be passed upon for the issuers by Zeven & Associates, Curaçao, Netherlands Antilles. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system and filed electronically with the SEC. We began filing through the EDGAR system beginning on October 31, 2002.

Our ADSs are quoted on the Nasdaq National Market under the symbol “TEVA.” You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus.

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated in this prospectus by reference:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2004 (File No. 0-16174);

(2)	All Reports of Foreign Private Issuer on Form 6-K filed by Teva with the SEC since December 31, 2004, including its Reports on Form 6-K filed on January 4, 2005, January 18, 2005, January 26, 2005, January 31, 2005 (two reports), February 3, 2005, February 14, 2005 (three reports), February 15, 2005, February 17, 2005 (two reports), February 24, 2005, March 22, 2005, March 28, 2005, March 29, 2005, March 31, 2005 (two reports), April 13, 2005, May 2, 2005, May 3, 2005, May 11, 2005, May 17, 2005, May 23, 2005, May 31, 2005, June 6, 2005 (two reports), June 16, 2005, June 22, 2005, June 27, 2005, June 28, 2005 (two reports), June 30, 2005, July 6, 2005, July 19, 2005, July 20, 2005 (two reports), July 25, 2005 (two reports), July 28, 2005, August 1, 2005, August 10, 2005, August 16, 2005 (two reports), August 18, 2005, August 25, 2005, September 6, 2005, September 14, 2005, September 20, 2005, October 6, 2005, October 11, 2005, October 12, 2005, October 19, 2005 (three reports), October 26, 2005, October 27, 2005, October 31, 2005 (two reports), November 8, 2005, November 9, 2005, November 15, 2005, November 28, 2005 (two reports), December 1, 2005, December 5, 2005, December 6, 2005, December 7, 2005 (two reports), December 13, 2005 (two reports), December 16, 2005 and December 20, 2005; and

(3)	The description of Teva’s ordinary shares, par value NIS 0.10 per share, and the American Depositary Shares representing the ordinary shares, contained in the registration statement on Form F-4 filed on September 2, 2005, as amended (Registration Statement No. 333-128095).

All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may also obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Teva Pharmaceutical Industries Limited

Investor Relations

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

972-3-926-7554

ENFORCEMENT OF CIVIL LIABILITIES

Teva Pharmaceutical Industries Limited

Teva is organized under the laws of Israel and most of Teva’s directors and officers reside outside of the United States. As a result, service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of Teva’s assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

An Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

Teva Finance BV

Teva Finance BV is organized under the laws of the Netherlands Antilles and its managing directors reside outside the United States, and all or a significant portion of the assets of such person may be, and substantially all of the assets of Teva Finance BV are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon Teva Finance BV or any such person or to enforce against Teva Finance BV or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and the Netherlands Antilles do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in the Netherlands Antilles.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in the Netherlands Antilles, that party may submit to the Netherlands Antilles court the final judgment that has been rendered in the United States. A foreign judgment would be enforceable in the Netherlands Antilles generally, without any re-examination of the merits of the original judgment provided that:

(1)	the judgment is final in the jurisdiction where rendered and was issued by a competent court;

(2)	the judgment is valid in the jurisdiction where rendered;

(3)	the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity for the defendant to defend against the foreign action;

(4)	the judgment does not violate any compulsory provisions of Netherlands Antilles law or principles of public policy;

(5)	the terms and conditions governing the indentures do not violate any compulsory provisions of Netherlands Antilles law or principles of public policy; and

(6)	the judgment is not contrary to a prior or simultaneous judgment of a competent Netherlands Antilles court.

Teva Pharmaceutical Finance Company, LLC

$[            ] •% Senior Notes due 2016

$[            ] •% Senior Notes due 2036

PROSPECTUS SUPPLEMENT

            •, 2006

LEHMAN BROTHERS

CREDIT SUISSE

CITIGROUP